UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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JOHN B. SANFILIPPO & SON, INC.

(Name of Registrant as Specified in Its Charter)

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JOHN B. SANFILIPPO & SON, INC.

1703 North Randall Road

Elgin, Illinois 60123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

on October 27, 2021

TO THE STOCKHOLDERS:

The Annual Meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Wednesday, October 27, 2021, at 10:00 A.M., Central Time. Due to public health concerns related to the COVID-19 pandemic and to support the well-being of our employees and stockholders, we have decided to hold this year’s Annual Meeting via a live audio-only webcast.

Instructions on how to participate in the Annual Meeting are posted at http://www.proxydocs.com/JBSS. Prior registration to attend the Annual Meeting at http://www.proxydocs.com/JBSS is required, which must be completed by 5:00 P.M., Eastern Time, on October 25, 2021. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will also permit you to submit questions as described herein.

The Annual Meeting will be held for the following purposes:

1.	Elect directors;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year;

3.	Conduct an advisory vote to approve executive compensation; and

4.	Transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on September 7, 2021, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be available for inspection by any stockholder for 10 days preceding the meeting at 1703 N. Randall Road, Elgin, Illinois 60123 and will also be available for inspection at the Annual Meeting. To access the list during the Annual Meeting, you must first register as described above, and then visit http://www.proxydocs.com/JBSS.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and Annual Report, at the website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g., holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card, Internet Notice or voting instruction card.

Whether or not a stockholder plans to attend the Annual Meeting and vote electronically, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the Annual Meeting and vote electronically.

By Order of the Board of Directors

MICHAEL J. VALENTINE Secretary

Elgin, Illinois

September 15, 2021

John B. Sanfilippo & Son, Inc. Proxy Summary

Proposal 1: Election of Directors

Common Stock Directors

Name	Tenure	Key Skills
Pamela Forbes Lieberman	1 year	• Manufacturing, distribution and retail experience • Strategy and executive management background • Family-controlled companies experience
Mercedes Romero	New Nominee	• Food and beverage experience • Supply chain and procurement background • Sales and distribution oversight experience
Ellen C. Taaffe	10 years	• Consumer packaged goods experience • Marketing and sales background • Other public company experience

Board Refreshment: Ms. Forbes Lieberman was elected in 2020, Ms. Romero is a new nominee

Gender and Diversity: Common Stock Director Nominees are 100% female, one director identifies as a diverse

Class A Directors

Board Refreshment: Ms. Lisa A. Sanfilippo was appointed in 2021, Mr. James A. Valentine is a new nominee

Gender and Diversity: Together with the Common Stock Director Nominees, 40% of the nominees to our Board of Directors are female

•	See page 6 for nominees.

Proposal 2: Ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2022 fiscal year

•	See page 20 for proposal

Proposal 3: Advisory vote to approve named executive officer compensation

Compensation Program Highlights

• Compensation oriented around 50th percentile of peer group	• Approximately 99% of votes supported 2020 Say on Pay vote
• Annual bonus program focused on return on capital/economic valued added model	• Responsible use of equity with 3-year cliff vesting to promote retention
• Annual bonus capped at 2x of target	• No employment agreements
• Annual bonus program has clawback features	• Management Team ownership of stock promotes alignment with stockholders

•	See page 22 for proposal

Corporate Governance Highlights

✓ Committees of all independent directors	✓ Robust director succession planning
✓ Risk management committee reports directly to the Board of Directors	✓ Audit Committee review of stock pledging arrangements
✓ Quarterly focus on environmental, social and governance initiatives and diversity and inclusion	✓ Quarterly cybersecurity review by Audit Committee

Annual Meeting of Stockholders	1
Proposal 1: Election of Directors	5
Nominees for Election by the Holders of Common Stock	6
Nominees for Election by the Holders of Class A Stock	8
Corporate Governance	11
Proposal 2: Ratify the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 Fiscal Year	20
Audit Committee Report	21
Proposal 3: Advisory Vote to Approve Executive Compensation	22
Compensation of Directors and Executive Officers	23
Compensation of Directors	23
Compensation Discussion and Analysis	25
Compensation of Executive Officers	34
Compensation and Human Resources Committee Report	42
Security Ownership of Certain Beneficial Owners and Management	43
Review of Related Party Transactions	47
Other Annual Meeting Matters	49

John B. Sanfilippo & Son, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

October 27, 2021

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Wednesday, October 27, 2021, at 10:00 A.M., Central Time, and at any postponement or adjournment thereof (the “Annual Meeting”). This year’s Annual Meeting will be held via a live audio-only webcast. There is no physical location for the Annual Meeting. Stockholders will be able to join the meeting via a website where they can listen to the speakers, hear responses to any questions submitted by stockholders and answered by company management and vote their shares electronically. Instructions on how to participate in the Annual Meeting are posted at http://www.proxydocs.com/JBSS. Prior registration to attend the Annual Meeting at http://www.proxydocs.com/JBSS is required by 5:00 P.M., Eastern Time, on October 25, 2021.

All shares of our Common Stock, $.01 par value (the “Common Stock”), and our Class A Common Stock, $.01 par value (the “Class A Stock”), entitled to vote at the Annual Meeting which are represented by properly submitted proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has submitted a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent properly executed proxy (by Internet, telephone or mail) so that it is received by 5:00 P.M., Eastern Time, on October 26, 2021 or (c) attending the Annual Meeting and voting electronically. Any written notice of revocation should be received by our Secretary at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary before the closing of the polls at the Annual Meeting.

Unless the context otherwise requires, references herein to “we”, “us”, “our”, “the company” or “our company” refer to John B. Sanfilippo & Son, Inc. The mailing address of our principal executive offices is 1703 N. Randall Road, Elgin, Illinois 60123-7820.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and our annual report to stockholders for the 2021 fiscal year, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record holding shares of Common Stock at the close of business on our record date of September 7, 2021 were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice.

Stockholders who are beneficial owners of our Common Stock held in street name (e.g. holding shares of our Common Stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares.

This Proxy Statement was filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on September 10, 2021, and we expect to first send the Internet Notice to stockholders on or around September 15, 2021.

Record Date and Shares Outstanding

We had outstanding on September 7, 2021, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 8,872,080 shares of Common Stock (excluding 117,900 treasury shares, which are neither outstanding nor entitled to vote) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq Global Select Market under the ticker “JBSS”. There is no established public trading market for the Class A Stock.

Voting and Quorum

Pursuant to our Restated Certificate of Incorporation (“Restated Certificate”), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12 1/2 % of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors. The holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class, and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to 10 votes per share of Class A Stock.

Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles, but does not require, each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock (“Class A Directors”), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The holders of our company’s capital stock representing a majority in voting power of the votes entitled to be cast by stockholders entitled to vote at the Annual Meeting, present virtually or represented by proxy, shall constitute a quorum for such meeting in order to transact any business. Where a separate vote by a class is required, a majority of the outstanding shares of such class, present virtually or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Proposals to be Voted Upon and the Board of Directors’ Recommendations

Three proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein:

•	Election of directors (Proposal 1);

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year (Proposal 2); and

•	Advisory vote to approve executive compensation (Proposal 3).

The vote required and related matters for each of these proposals is as follows:

Proposal 1: Election of Directors

At the Annual Meeting, the holders of Common Stock voting as a class will be entitled to elect three of the ten directors. The holders of Class A Stock voting as a class will be entitled to elect the remaining seven directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class.

The Board of Directors recommends a FOR vote for Pamela Forbes Lieberman, Mercedes Romero and Ellen C. Taaffe. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all director nominees to be elected by holders of Common Stock.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders for shares of Common Stock may vote the proxies for another person as selected by the Corporate Governance Committee (“Governance Committee”) or the Board of Directors may reduce the number of directors to be elected.

Proposal 2: Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 Fiscal Year

Approval of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the company’s Independent Registered Public Accounting Firm for the 2022 fiscal year requires the affirmative vote of the holders of shares representing a majority of the votes present or represented by proxy and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class.

The Board of Directors recommends a FOR vote for the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 2.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement. Because this vote is nonbinding, there is no vote required to formally approve Proposal 3. The holders of Common Stock and Class A Stock will vote together as one class on Proposal 3.

The Board of Directors recommends a FOR vote for the advisory vote to approve executive compensation. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 3.

Effect of Abstentions

While the Board of Directors recommends that our stockholders vote in accordance with the recommendations set forth above, we also recognize that “abstain” votes are an option for Proposals 2 and 3. Please note, however, that any shares voting “abstain” are treated as shares present or represented and voting. Therefore, an “abstain” vote for Proposal 2 or 3 has the same effect as a vote “against” each respective proposal. For purposes of determining whether a quorum exists, abstentions will be counted as present.

Effect of Broker Non-Votes

Under applicable stock exchange rules, brokers and banks have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine”, such as the vote to ratify the appointment of the Independent Registered Public Accounting Firm (Proposal 2). On “non-routine” matters, such as the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3), these brokers and banks do not have discretion to vote uninstructed shares and thus are not entitled to vote on such proposals, resulting in a “broker non-vote” for those shares. Broker non-votes will not be counted for determining whether stockholders have approved a specific proposal; however, they will be counted as present for purposes of determining whether a quorum exists. We encourage all stockholders that hold shares through a broker or bank to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Other Proposals

If other matters are properly presented for a vote at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their discretion. We have not received notice of any other matters that may be properly presented for a vote at the Annual Meeting other than the election of Class A Directors by the holders of Class A Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Ten directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her death, resignation or removal. Three directors are to be elected by the holders of Common Stock voting as a class and the remaining seven directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies for our Common Stock shall vote such proxies for such other person or persons as shall be determined by the Governance Committee or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the holders of Common Stock vote “FOR” Pamela Forbes Lieberman, Mercedes Romero and Ellen C. Taaffe.

We believe that each nominee listed below under the “Nominees For Election By the Holders of Common Stock” has the qualifications, skills and experience that are consistent with our requirements for the selection of directors. Below in each nominee’s individual biography we identify and describe the background of each such nominee and other information regarding the skills of such nominee. The fact that we do not list a particular qualification, skill or experience for a nominee does not mean that the nominee does not possess that particular qualification, skill or experience.

NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.

Pamela Forbes Lieberman, Director, age 67 – Ms. Forbes Lieberman has served as a director of Standard Motor Products, Inc. since August 2007. Ms. Forbes Lieberman served as a director of A.M. Castle & Co. and VWR Corporation until late 2017. In 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and prior to that as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to joining TruServ, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at Price Waterhouse (now known as PricewaterhouseCoopers LLP). Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University, and a BS in Accountancy from the University of Illinois.

The Board of Directors has concluded that Ms. Forbes Lieberman should serve as a director because of her executive and financial experience as a Chief Executive Officer and Chief Financial Officer of manufacturing, distribution and retail services in consumer-focused companies. Ms. Forbes Lieberman also brings key experience regarding strategy, operations, risk management, culture, communications and leadership practices through her executive experience with public and private companies, including other family-controlled companies. Ms. Forbes Lieberman currently serves on the Board of Directors of Standard Motor Products chairing the Strategy Committee and serving on the Audit, Compensation and Governance Committees. Through her roles as a director and prior audit chair of private and public companies, Ms. Forbes Lieberman provides our company with in-depth knowledge of the audit and financial reporting requirements of public companies and valuable perspectives on financial oversight practices. Ms. Forbes Lieberman was appointed to our Board of Directors in October 2020 and is a member of our Compensation and Human Resources Committee, our Governance Committee and is the Chairperson of our Audit Committee.

Mercedes Romero, Nominee for Director, age 54 – Ms. Romero is a global operations, supply chain, and procurement executive who has successfully led large organizations across multiple industries, including retail, consumer goods, spirits, and pharmaceuticals. She has broad experience in supply chain and procurement transformations, executing business strategy, and implementing transformational programs in complex and diverse environments across the US, Canada, Latin America, Europe, Australia and China. Today, she serves as Chief Procurement Officer at Primo Water Corporation, a $2 billion water solutions company, where she leads the formal global procurement function, reporting to the CEO and working closely with the Board of Directors. She has previously led global procurement organizations with multibillion spends and complex supply chains in various leadership roles.

The Board of Directors has concluded that Ms. Romero should serve as a director as a result of her leadership and management skills working with leading consumer food and beverage companies, and due to her strong team building skills. Ms. Romero has experience with global supply chains, risk management practices and operations for well-known consumer packaged goods and retail companies providing valuable perspectives on expanding our sales. Ms. Romero has significant expertise with respect to procurement, which will help support the oversight role of our Board of Directors in this key aspect of our business.

Ellen C. Taaffe, Director, age 59 – Ms. Taaffe is a senior brand management and strategy executive who has held leadership roles across several industries. She is currently a clinical professor of leadership and the Director of the Women’s Leadership Program at Northwestern University’s Kellogg School of Management, where she has served since September 2016. She has also been consulting and coaching since 2015. Previously, she was President of Smith-Dahmer Associates LLC, a research and brand strategy consulting firm, where she served from 2010 to 2015. Prior to that, Ms. Taaffe was Vice President of Brand Marketing and a Corporate Officer of the Whirlpool Corporation from 2007 to 2009. Prior to the Whirlpool Corporation, Ms. Taaffe served as Senior Vice President of Marketing and Corporate Officer of Royal Caribbean Cruises Ltd. from 2005 to 2007. Previously, Ms. Taaffe served as Vice President of Health and Wellness Strategy and Programming at PepsiCo from 2003 to 2005. She was Vice President of Marketing for Frito-Lay’s Convenience Foods Division of PepsiCo, following PepsiCo’s acquisition of the Quaker Oats Company in 2001, where she served as Vice President of Marketing for Snacks and Side Dishes. At Quaker, Ms. Taaffe held numerous positions in Brand Management and Sales Management from 1984 to 2001. In 2015, Ms. Taaffe was appointed to serve on the Board of Directors of the Hooker Furniture Corporation, where she serves on their Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee, which she chairs. Ms. Taaffe was appointed to our Board of Directors in January 2011 and is a member of our Audit Committee, our Governance Committee and is the Chairperson of our Compensation and Human Resources Committee. She was named a Board Leadership Fellow by the National Association of Corporate Directors from 2016 to present.

The Board of Directors has concluded that Ms. Taaffe should serve as a director because of her extensive and diverse background in sales and marketing. Specifically, Ms. Taaffe’s experience in brand strategy for international consumer products companies provides us with a valuable resource as we continue to execute our corporate strategies and seek to expand the sales of our products. In addition, Ms. Taaffe provides our company with executive and academic experience as well as perspectives gained from her service on another board of directors.

NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.

Jasper B. Sanfilippo, Jr., Chief Operating Officer, President, Assistant Secretary and Director, age 53 – Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003. Mr. Sanfilippo has been employed by us since 1991 and in 2001 was named Executive Vice President Operations, retaining his position as Assistant Secretary, which he assumed in December 1995. He became our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. On November 6, 2006 Mr. Sanfilippo was elected as our Chief Operating Officer and President and he has since then continued to hold such positions. Mr. Sanfilippo’s responsibilities also include overseeing plant operations and walnut and pecan procurement. In May 2007, Mr. Sanfilippo was named as our Treasurer and held that position until January 2009. Mr. Sanfilippo has previously served on the Board of Directors of the National Pecan Shellers Association, an industry association of which our company is a member. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jeffrey T. Sanfilippo, an executive officer and director of the company, the brother of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer and nominee for director of our company.

The holders of Class A Stock have concluded that Mr. Sanfilippo should serve as a director as a result of his extensive knowledge of the nut industry, his operational and management experience and his leadership abilities. In addition, they believe Mr. Sanfilippo brings to our Board of Directors an in-depth knowledge of our company due to his service as an employee since 1991. Moreover, the holders of Class A Stock have indicated that Mr. Sanfilippo is well-suited to serve as a director due to his demonstrated leadership in managing the capital expenditures and increasing operational efficiencies of the company.

Jeffrey T. Sanfilippo, Chief Executive Officer and Chairman of the Board of Directors, age 58 – Mr. Sanfilippo has been employed by us since 1991 and was named our Executive Vice President Sales and Marketing in January 2001. Mr. Sanfilippo became a director of our company in August 1999 and was elected as our Chairman of the Board of Directors on October 30, 2008. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. On November 6, 2006 Mr. Sanfilippo was elected as our Chief Executive Officer and he has since then continued to hold such position. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jasper B. Sanfilippo, Jr., an executive officer and director of our company, the brother of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company and the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer and nominee for director of our company. Mr. Sanfilippo earned his Masters of Business Administration and is an active member of the Chicago chapter of the Young Presidents’ Organization.

The holders of Class A Stock have concluded that Mr. Sanfilippo should serve as a director because, as our Chairman and Chief Executive Officer, he has demonstrated a deep understanding of our company, its operations and how to position the company for long-term growth through, among other things, the development and successful implementation of a comprehensive Strategic Plan. In addition, they believe as Chairman and Chief Executive Officer of our company, that Mr. Sanfilippo has significant leadership, marketing, product development and financial experience and is well-suited to provide the company with effective guidance in managing our company’s business.

James J. Sanfilippo, Director, age 59 – Mr. Sanfilippo is the Chief Executive Officer of TruStar Holdings, LLC, a developer and supplier of advanced packing systems. Through August 2020, Mr. Sanfilippo served as President of the Sonoco Elk Grove, Inc. Division of Sonoco Products Company (“Sonoco”), a publicly traded, diversified global manufacturer of packaging materials. Prior to Sonoco, he served in the role of President and Chief Executive Officer of Clear Lam Packaging, Inc. (“Clear Lam”) from 1999 to July 2017, when Clear Lam was sold to Sonoco. Mr. Sanfilippo became a director of our company in October 2013. Before Clear Lam, Mr. Sanfilippo served as the founder of MAP Systems LLC, a thermoforming packaging business. From 1995 to 1999, Mr. Sanfilippo served as a Vice President and Treasurer of our company where he was responsible for our Illinois operations and contract manufacturing. From 1992 to 1994, Mr. Sanfilippo served as Director of Contract Manufacturing for our company and from 1985 to 1991 served as a Product Manager for our company. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer and nominee for director of our company. Mr. Sanfilippo is also the brother of John E. Sanfilippo and Lisa A. Sanfilippo, both directors of our company. Mr. Sanfilippo is a member of the Chicago chapter of the World Presidents’ Organization and has been responsible for a number of patents in the packaging industry.

The holders of Class A Stock have determined that Mr. Sanfilippo should serve as a director because of his leadership and management experience as the President and Chief Executive Officer of a major packaging company servicing the food and medical industries. They also believe that Mr. Sanfilippo provides our Board of Directors with important experience in the contract packaging area and with insight into product offerings and presentations in order to execute our Strategic Plan. In addition, the holders of Class A Stock believe that Mr. Sanfilippo offers our Board significant operational and supply chain expertise as well as an appreciation for our company’s operations for over 25 years.

John E. Sanfilippo, Director, age 62 – Mr. Sanfilippo is the President of Engineering at TruStar Holdings, LLC, a developer and supplier of advanced packaging systems. He became a director of our company in October 2020. Mr. Sanfilippo is also a Manager of Sanfilippo Tech, LLC, Sanfilippo Equity Partners, LLC, and Visit Labs, LLC. Through August 2020, Mr. Sanfilippo served as Vice President of Engineering of the Sonoco Elk Grove, Inc. Division of Sonoco Products Company (“Sonoco”), a publicly traded, diversified global manufacturer of packaging materials. Prior to Sonoco, Mr. Sanfilippo served as Group President of Corporate Engineering at Clear Lam Packaging, Inc. (“Clear Lam”) from 2005 to July 2017, when Clear Lam was sold to Sonoco. Before Clear Lam, Mr. Sanfilippo served as an executive with MAP Systems and Jescorp, both packaging companies. From 1975 to 1999, Mr. Sanfilippo served in varying engineering roles and manager of engineering projects for the Company, including as a plant engineer. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of the Company, the brother of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of the Company, the brother of James J. Sanfilippo and Lisa A. Sanfilippo, both directors of the Company, the cousin of Michael J. Valentine, an executive officer and director of the Company, and cousin of James A. Valentine, an executive officer and nominee for director of our Company.

The holders of Class A Stock have concluded that Mr. Sanfilippo should serve as a director because of his significant experience in the packaging industry and with respect to supply chain and logistics matters. We believe that Mr. Sanfilippo also provides the Board with engineering and production oversight skills to help our operations and production processes. In addition, Mr. Sanfilippo offers the Board risk management expertise in the food industry and a knowledge of our Company’s culture and values.

Lisa A. Sanfilippo, Director, age 57 – Ms. Sanfilippo is a Co-Director of The Global Society for Female Entrepreneurs in Beverly Hills, California and Co-Owner of Acceptance Recovery Center in Scottsdale, Arizona. She became a director for our Company in April 2021. Previously, Ms. Sanfilippo served as Director of Business Development & Innovation Trends at the Company from 2011 to 2017. Before that, Ms. Sanfilippo served in several other roles at the Company, including Senior Business Manager in charge of Alternative Channels from 2009 to 2011, Director of Customer Service from 2007 to 2009, and Senior Business Manager for Industrial

Sales from 1991 to 2007. Ms. Sanfilippo is the niece of Mathias A. Valentine, a director of the Company, the sister of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of the Company, the sister of James J. Sanfilippo and John E. Sanfilippo, both directors of the Company, the cousin of Michael J. Valentine, an executive officer and director of the Company, the cousin of James A. Valentine, an executive officer and nominee for director of our Company.

The holders of Class A Stock have concluded that Ms. Sanfilippo should serve as a director because she provides the Board with experience regarding innovation, research and development and our operations. In addition, Ms. Sanfilippo offers the Board deep knowledge of our business channels and an appreciation of our Company’s culture and values.

James A. Valentine, Senior Technical Advisor, Nominee for Director, age 57 — Mr. Valentine has been employed by the Company since 1986 and (most recently) in August 2021 was named the Company’s Senior Technical Advisor. He served as the Company’s Senior Technical Officer from January 2018 until August 2021 and Chief Information Officer from November 2006 to January 2018. He served as the Company’s Executive Vice President, Information Technology, from August 2001 to November 2006. Mr. Valentine served as Senior Vice President, Information Technology, from January 2000 to August 2001, and as Vice President of Management Information Systems from January 1995 to January 2000. Mr. Valentine is responsible for providing guidance to management regarding the strategic direction of the Company’s information technology functions that support our corporate strategy. Mr. Valentine is the son of Mathias A. Valentine, a director of the Company, the brother of Michael J. Valentine, an executive officer and director of the Company, and the cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of the Company, and a cousin of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, directors of the Company.

The holders of Class A Stock have concluded that Mr. Valentine should serve as a director based on his in-depth knowledge of the Company and insight regarding the Company’s operations and strategy, especially in the area of IT and information security. We believe that he will provide helpful oversight skills in the areas of risk management and cybersecurity given his current and historic employee roles with the Company.

Michael J. Valentine, Group President, Secretary and Director, age 62 – Mr. Valentine has been employed by us since 1987. Mr. Valentine served as Chief Financial Officer from January 2001 to August 2021 and has served as Group President since November 2006. In January 2001 Mr. Valentine was named Executive Vice President Finance, Chief Financial Officer and Secretary. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. Mr. Valentine’s responsibilities also include peanut, almond, imported nut, packaging and other ingredient procurement and our contract packaging business. Since 1999 and 2009 Mr. Valentine has served on the Board of Directors of the Peanut and Tree Nut Processors Association and the Board of Directors of the American Peanut Council, respectively, both of which are nut industry associations of which our company is a member. Mr. Valentine is the son of Mathias A. Valentine, a director of our company, the brother of James A. Valentine, an executive officer and nominee for director of our company, the cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company and the cousin of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company.

The holders of Class A Stock have concluded that Mr. Valentine should serve as a director because of his extensive accounting and financial experience. They believe that he also provides our Board of Directors with valuable knowledge of our company from his service as an employee since 1987 and our Chief Financial Officer from 2001 to 2021, and an in-depth knowledge of our industry from his service as a member of the board of directors of two industry associations related to our core business. In addition, the holders of Class A Common Stock believe that his position as Group President provides the Board of Directors with critical leadership and management experience.

CORPORATE GOVERNANCE

Controlled Company Status and Independence of the Board of Directors

As disclosed on a Schedule 13D filed on September 13, 2018, the Sanfilippo Group (as defined below) beneficially owns shares entitled to cast 50.8% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). In addition, Michael J. Valentine filed a Schedule 13D on September 10, 2021 stating that he (individually and as trustee of certain trusts) is the only member of the Valentine Group. The Valentine Group (as defined below) beneficially owns shares entitled to cast 23.9% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). On account of (a) the share ownership as described above and (b) the oral understanding between the members of the Sanfilippo Group and the Valentine Group not to cumulate their votes for the election of Class A Directors and to vote in a reciprocal manner for each other’s nominees, under Nasdaq Listing Rule 5615(c)(1), we qualify as a “controlled company.” Pursuant to the provisions of the Nasdaq Listing Rules applicable to controlled companies, we are not required to have (a) a majority of independent directors on our Board of Directors, (b) a nominations committee comprised solely of independent directors or (c) a compensation committee comprised solely of independent directors. Nevertheless, all three of our nominees for election to the Board of Directors by the holders of Common Stock have been determined by our Board of Directors as independent under relevant Nasdaq listing rules, and our Compensation and Human Resources Committee and Governance Committee are comprised solely of independent directors.

Director Independence

The Board of Directors has determined that directors Gov. Jim Edgar, Pamela Forbes Lieberman and Ellen C. Taaffe and nominee for director Mercedes Romero are independent under Nasdaq Listing Rule 5605(a)(2) and that such directors have no material relationships with our company that would compromise their independence.

At the Board of Directors meeting held on October 28, 2020, our Board of Directors reviewed the independence of the non-management directors in accordance with Nasdaq Listing Rule 5605(a)(2). In carrying out that review, our Board of Directors sought to determine whether there are or have been any relationships which would interfere with Gov. Jim Edgar’s, Pamela Forbes Lieberman’s and Ellen C. Taaffe’s exercise of independent judgment in carrying out their responsibilities as directors. Specifically, our Board of Directors focused on their relationships with employees of our company and whether they, their family members or entities in which they have a significant interest, paid or received payments for property or services to or from our company.

In addition, on August 18, 2021, the Governance Committee and the Board of Directors reviewed the independence of the nominees for director as contained in this proxy statement. Based on a recommendation from the Governance Committee, the Board of Directors determined that Pamela Forbes Lieberman, Mercedes Romero and Ellen C. Taaffe are independent under Nasdaq Listing Rule 5605(a)(2) and that such directors and such nominee have no material relationships with our company that would compromise their independence.

Independence of the Compensation and Human Resources Committee, Governance Committee and Audit Committee

As a controlled company, under applicable Nasdaq Listing Rules, we are not required to maintain independent committees overseeing our compensation and nominating policies and practices. However, as a matter of good corporate governance, the Board of Directors has nevertheless determined that the best interests of our company and its stockholders are served by adopting such practices.

During fiscal 2021, the Compensation Committee was renamed the Compensation and Human Resources Committee. Each of the Audit Committee, Compensation and Human Resources Committee and Governance Committee is comprised of Gov. Jim Edgar, Pamela Forbes Lieberman and Ellen C. Taaffe. Each member of the

Audit Committee, Compensation and Human Resources Committee and Governance Committee is an “independent director” as defined in Section 5605(a)(2) of the Nasdaq Listing Rules. Each member of the Audit Committee is “independent” for purposes of Section 10A and Rule 10A-3 of the Exchange Act. In addition, each member of our Compensation and Human Resources Committee qualifies as (a) independent under Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) a “non-employee director” under Rule 16b-3 of the Exchange Act. In addition, our Governance Committee and Board of Directors evaluated and determined that director nominee Mercedes Romero is “independent” for purposes of Section 10A and Rule 10A-3 of the Exchange Act and qualifies as independent under Rule 10C-1 of the Exchange Act and a “non-employee director” under Rule 16b-3 of the Exchange Act.

Board of Directors—Leadership Structure

The Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board of Directors (“Chairman”) and the Chief Executive Officer in any way that is in the best interests of our company and stockholders at any given point in time. The Board of Directors believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, should be assessed periodically by the Board of Directors, and that the Board of Directors should not be constrained by a rigid policy mandating that such positions be separate. The Board of Directors has determined that, in light of the current size of our company, the most efficient leadership structure is to combine the roles of Chairman and Chief Executive Officer and have Jeffrey T. Sanfilippo serve as such. Combining the roles of Chairman and Chief Executive Officer helps the Board of Directors make efficient and expeditious decisions, allows our company to tap fully Mr. Sanfilippo’s extensive knowledge of our industry and company and enables him to exercise effectively his proven leadership skills.

Furthermore, we believe that the combined office of the Chairman and the Chief Executive Officer puts an individual in the best position to focus the directors’ attention on the issues of greatest importance to the company and its stockholders, including issues related to strategy (including implementation of our company’s Strategic Plan) and risk management.

The size of our Board of Directors allows all directors to play an active role in all Board of Directors functions. We have not identified any independent director as the “lead independent director.” Currently our three independent directors each serve as the chairperson of one of the three committees of the Board of Directors, and all three independent directors are the only members on these committees. The independent directors, through their committee meetings, hold regular executive sessions without the attendance of management at which discussions are facilitated by the chairperson of the respective committees regarding the committee’s work and responsibilities, as well as any other matters which require further deliberation or consideration. The Board of Directors feels that it is unnecessary to distinguish one of the independent directors as a “lead independent director” at this time, although the Board of Directors will periodically assess, if appropriate, whether a lead independent director or presiding director should be appointed.

Board of Directors—Role in Risk Oversight

Throughout the year, risk management is an integral part of the deliberations of the Board of Directors and its committees. Importantly, the Board of Directors reviews and periodically receives updates on and helps formulate our company’s Strategic Plan, taking into account, among other considerations, our company’s risk profile and potential exposures. In addition, the Board of Directors receives regular reports from management regarding specific risks that the Board of Directors or management has identified as important for the Board of Directors’ review and input, including (but not limited to) cybersecurity risks and food safety risks. The Board of Directors’ risk oversight function is also implemented through its committees. Although the Board of Directors, as a whole, has the ultimate responsibility for risk oversight, its committees also help oversee the company’s risk profile and exposures relating to matters within the scope of their authority, and each committee reports to the Board of Directors about their deliberations and findings.

Specifically, the Compensation and Human Resources Committee reviews risks associated with our compensation programs, to ensure that incentive compensation programs do not encourage inappropriate risk-taking by management or employees. The Compensation and Human Resources Committee determined in fiscal 2021 that the company’s compensation programs do not encourage inappropriate risk-taking, and the company’s compensation programs would be unlikely to have a material adverse effect upon the company. In addition to reviewing compensation program risks, our Compensation and Human Resources Committee reviews risks related to our talent and human capital and other employee programs. The Governance Committee considers risks related to our company’s corporate governance. The Audit Committee considers risks relating to the company’s accounting and finance functions, internal controls, related party transactions, cybersecurity, pledging of Class A Stock and disclosure and financial reporting. As described below, the Risk Assessment Committee provides a report at each quarterly Board of Directors meeting regarding various risks.

The Board of Directors’ role in risk oversight of our company is consistent with our company’s current leadership structure because the combined office of Chairman and Chief Executive Officer enables our current Chairman and Chief Executive Officer, Jeffrey T. Sanfilippo, to identify more efficiently and to oversee more effectively our company’s risks and report his conclusions and recommendations regarding such risks to the full Board of Directors.

In addition, our company has a Risk Assessment Committee, chaired by Kelly A. Day, Senior Director of Administration, and consisting of George R. Johnson, Vice President of Information Technology, Shayn Wallace, Executive Vice President of Sales and Marketing, Neeraj Sharma, Operations Manager, Michael J. Finn, Vice President and Corporate Controller, Michael D. Campagna, Vice President of Food Safety, Quality and Regulatory Compliance, Walter S. Kowal, Senior Director of Internal Audit and Resource Conservation, Kimberly A. Calderone, Senior Director of Procurement, Julia A. Pronitcheva, Vice President of Human Resources, and a representative from our outside counsel to aid further the Board of Directors and its committees in reviewing the risks which face our company, including risks related to compensation policies and practices, food safety and quality, cybersecurity and information technology and general enterprise and business risks. The Risk Assessment Committee meets quarterly and delivers a report to the Board of Directors about their findings and general discussions. With respect to supply procurement risks, our Management Team provides regular updates to the Board of Directors. With regard to food safety risks, our Vice President of Food Safety, Quality and Regulatory Compliance regularly reports directly to the Board of Directors and also through the Risk Assessment Committee process.

Board of Directors—Role in Environmental, Social and Risk Oversight

In fiscal year 2021 and into the 2022 fiscal year, the Board of Directors and its committees have reviewed and periodically received updates regarding management’s environmental, social and governance (“ESG”) initiatives, and provided input thereon. Such initiatives include the following:

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Diversity and Inclusion: We recognize that our business is stronger and more successful if supported by a diverse workforce. Our goal is to maintain and promote diversity among our employees and foster an inclusive environment where differences are celebrated. In the 2021 fiscal year, we launched our Diversity, Equity and Inclusion Council, consisting of a team of employees from different functional areas, to provide oversight and enhance our diversity and inclusion initiatives. In addition, our Governance Committee regularly receives reports about diversity matters and the Compensation and Human Resources Committee regularly receives information about the diversity and compensation of our workforce.

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Environmental: We have put in place several initiatives focused on preserving one of our most precious resources: our natural environment. We have focused on reducing our energy usage to lower our carbon footprint through optimizing our facilities. We seek to use less packaging in our products to both conserve resources and reduce the carbon impact with respect to our products. We have devoted additional internal resources to discover and implement ways in which we can conserve resources and orient our production around environmental preservation.

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Social: We have a long history of being focused on helping the communities that we serve and in which we are located. During fiscal 2020 and 2021, we worked with partner food banks to provide a significant volume of high-protein products such as peanut butter and other nut products to help solve food insecurity and reduce hunger. In addition, we are supporters of such charitable and civic organizations such as the Ronald McDonald House and the Elgin Symphony Orchestra.

During the 2022 fiscal year, we are evaluating applicable metrics and goals to track our progress on ESG initiatives. For additional information about our ESG initiatives, please see https://jbssinc.com/social-responsibility.

Board Meetings and Committees

Board of Directors

It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings of the Board of Directors and all regularly scheduled meetings of the committees on which a director serves, as well as our annual meeting of stockholders, after taking into consideration the director’s other business and professional commitments. Each director is expected to make his or her best effort to attend all special meetings of the Board of Directors and of the committees on which a director serves.

Our Board of Directors held six meetings during fiscal 2021. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which they served, during the period for which they served. All but one director attended the 2020 annual meeting of stockholders which was held virtually on October 28, 2020. The separately-designated standing committees of the Board of Directors include the Audit Committee, the Compensation and Human Resources Committee and the Governance Committee. Each committee has adopted a charter which governs its activities. These committee charters are available on our website at www.jbssinc.com.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is currently comprised of Ellen C. Taaffe, Chairperson, Gov. Jim Edgar and Pamela Forbes Lieberman. Until their retirement from the Board of Directors at the 2020 annual meeting of stockholders, Timothy R. Donovan, former Chairperson, and Daniel M. Wright, served on the Compensation and Human Resources Committee. The Compensation and Human Resources Committee held six meetings during fiscal 2021.

The Compensation and Human Resources Committee reviews and approves the salaries, equity grants, incentive compensation and other compensation of executive officers and reviews and makes recommendations to the Board of Directors regarding the compensation of non-management directors (management directors are not separately compensated for their service as directors). Under certain circumstances, the Compensation and Human Resources Committee reviews and approves the employment-related compensation paid to related parties. See “Review of Related Party Transactions—Compensation Arrangements” below. The Compensation and Human Resources Committee reviews market comparisons of the compensation of the Chief Executive Officer and other executive officers that are prepared by its independent compensation consultant.

In carrying out its purposes, the Compensation and Human Resources Committee is authorized to take all actions it deems necessary or appropriate. It may draw upon and direct such internal resources of our company as it deems necessary, and it may engage such compensation consultants and other advisors as it deems desirable, at the cost and expense of the company. The Compensation and Human Resources Committee has the sole authority to retain and terminate any such consultant or advisor, including the sole authority to determine fees and terms of retention. The Compensation and Human Resources Committee is also authorized to establish a subcommittee, delegate to it the responsibilities provided for under the Compensation and Human Resources Committee’s charter, and grant to it as much authority, including the full authority of the Compensation and Human Resources Committee, as the Compensation and Human Resources Committee deems necessary or appropriate, so long as the member or members of such subcommittee are independent directors as contemplated by the Compensation and Human Resources Committee’s charter. For information about the Compensation and Human Resources Committee’s engagement of independent compensation consultants, see “Compensation Discussion and Analysis—Independent Consultant” below.

During fiscal 2021, the charter of the Compensation and Human Resources Committee was expanded to include a broader mandate with respect to review and oversight of the company’s human capital and talent development functions. The Compensation and Human Resources Committee is empowered through its revised charter to review such matters as employee compensation, culture, turnover, retention, organizational reputation with employees, employee engagement and well-being, training, leadership development, recruiting, diversity and inclusion and labor relations. The Compensation and Human Resources Committee is also tasked with oversight of certain human capital related ESG matters.

Compensation and Human Resources Committee Interlocks and Insider Participation

During fiscal 2021, Timothy R. Donovan (the Chairperson of the Compensation and Human Resources Committee until his retirement from the Board of Directors at the 2020 annual meeting of stockholders), Ellen C Taaffe (who became the Chairperson of the Compensation and Human Resources Committee upon Mr. Donovan’s retirement from the Board of Directors), Gov. Jim Edgar, Pamela Forbes Lieberman and Daniel M. Wright (until his retirement from the Board of Directors at the 2020 annual meeting of stockholders) served as the sole members of the Compensation and Human Resources Committee. Neither Gov. Jim Edgar, Daniel M. Wright, Ellen C. Taaffe, Pamela Forbes Lieberman nor Timothy R. Donovan (a) was, during the fiscal year, an officer or employee of the company, (b) was formerly an officer of the company or (c) had any related party transactions with the company other than those disclosed in “Review of Related Party Transactions” below. No executive officer of our company served on the board of directors or the compensation committee of another company which had any of its officers or directors serving on our Compensation and Human Resources Committee or on our Board of Directors at any time during fiscal 2021.

Corporate Governance Committee

The Governance Committee is currently comprised of Gov. Jim Edgar, Chairperson, Pamela Forbes Lieberman and Ellen C. Taaffe. Until their retirement from the Board of Directors at the 2020 annual meeting of stockholders, Timothy R. Donovan and Daniel M. Wright served on the Governance Committee. The Governance Committee held five meetings during fiscal 2021.

The Governance Committee reviews director candidates considered for election to the Board of Directors by the holders of our Common Stock. The Governance Committee reviews and makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and the committees of the Board of Directors. The Governance Committee has the lead role in shaping our overall system of corporate governance. As part of its duties, the Governance Committee assesses the size, structure and composition of the Board of Directors and committees of the Board of Directors, including director qualifications, director tenure and director succession planning, and helps coordinate the performance evaluation of the Board of Directors and the committees of the Board of Directors.

Audit Committee

The Audit Committee is currently comprised of the independent directors Pamela Forbes Lieberman, Chairperson, Gov. Jim Edgar and Ellen C. Taaffe. Until their retirement from the Board of Directors at the 2020 annual meeting of stockholders, Daniel M. Wright, former Chairperson, and Timothy R. Donovan served on the Audit Committee. The Audit Committee held five meetings during fiscal 2021.

The Audit Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance. The Audit Committee also has the sole authority to: (a) retain and terminate the Independent Registered Public Accounting Firm that audits our annual consolidated financial statements, (b) evaluate the independence of the auditors and (c) arrange with the auditors the scope of their audit. Additionally, the Audit Committee reviews our audited financial statements with management and the Independent Registered Public Accounting Firm, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to stockholders to be included in this Proxy Statement. Further, the Audit Committee reviews certain related party transactions as more specifically described under “Review of Related Party Transactions” below. The Audit Committee also reviews risks and information related to the pledging of Class A Stock by any holders of Class A Stock.

The Board of Directors has determined that Ms. Forbes Lieberman is an “audit committee financial expert” as defined by the SEC.

Stockholder Communication with Directors

We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding (among other things) accounting or auditing matters, or human resources complaints, with respect to which we have established the “Anonymous Incident Reporting” policy, which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:

John B. Sanfilippo & Son, Inc.

Stockholder Communications with Directors

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or to an individual director. The Secretary will maintain originals of each communication received and will provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors, the committee(s) or the applicable individual director(s) may elect to respond to the communication as each deems appropriate.

Director Nominations

Director Qualifications

While there is no single set of characteristics required to be possessed by a member of the Board of Directors, the Governance Committee will consider whether to nominate a director candidate for election by the holders of our Common Stock based on a variety of criteria, including, but not limited to: (a) the candidate’s personal integrity; (b) whether the candidate has demonstrated achievement in one or more forms of business, professional, governmental, communal, scientific or educational endeavors sufficient to enable the candidate to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making regarding the array of complex issues facing our company; (c) the candidate’s level of familiarity with our business and competitive environment; (d) the candidate’s ability to function effectively in an oversight role; (e) the candidate’s understanding of the issues affecting a public company of a size and complexity similar to our company; and (f) whether the candidate has, and is prepared to devote, adequate time to the Board of Directors and its committees. Under exceptional and limited circumstances, the Governance Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the Governance Committee believes the service of such a nominee is in our best interests and those of the holders of our Common Stock.

In selecting candidates, the Governance Committee and the Board of Directors take diversity into account, seeking to ensure a representation of varied perspectives and experience, although neither the Governance Committee nor the Board of Directors has prescribed specific standards for diversity or adopted a specific diversity policy.

However, the Governance Committee considers certain items to be minimum requirements for nomination. Those requirements are: (a) a commitment to the duties and responsibilities of a director; (b) the ability to contribute meaningfully to the Board of Directors’ supervisory management of the company and its officers; and (c) an outstanding record of integrity in prior professional activities.

In addition, the Governance Committee ensures that:

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at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

•	all members of the Audit Committee satisfy the financial literacy requirements required under the rules of the principal stock market on which our common shares are listed for trading;

•	at least one of the Audit Committee members qualifies as an audit committee financial expert under the rules of the Commission; and

•	at least one of the independent directors has experience as a senior executive at a public company or a large private company.

In selecting a nominee for our Board of Directors, the Governance Committee may receive suggestions from many different groups including, but not limited to, the company’s current and former executive officers and directors, and such suggestions may or may not be in response to a request from the Governance Committee. As described below, the Governance Committee will also consider nominations from holders of Common Stock. From time to time, the Governance Committee may engage a third party for a fee to assist it in identifying potential director candidates. Independent director nominee Mercedes Romero was identified by a third party.

After identifying a potential director nominee for election by the holders of our Common Stock and deciding to pursue further the potential nominee, the Governance Committee will then evaluate the potential nominee by using information collected from a variety of sources. Those sources include, but are not limited to, publicly available information, information provided by knowledgeable members of the company and information provided by the potential candidate. The Governance Committee may contact the potential nominee to determine his or her interest and willingness to serve as a director and may conduct one or more in-person or telephonic interviews with the potential candidate. The Governance Committee may contact references of the potential candidate or other members of the professional community who may have relevant knowledge of the potential candidate’s qualifications and successes. The Governance Committee may compare the potential candidate’s information to all such information collected for other potential candidates.

Director Succession Planning

The Governance Committee has discussions, from time to time, regarding director tenure, director succession planning and the overall skills possessed by each member of the Board of Directors to help ensure that the Board of Directors possesses the necessary perspectives to oversee management and effectively monitor the company’s operations. The Governance Committee has reviewed director tenure and refreshment best practices in light of the composition of the Board of Directors and considered strategies to maintain a qualified, diverse and experienced Board of Directors. Over the past two years, the Governance Committee has continued to execute on such director refreshment strategies. In particular, our former Audit Committee chairperson, Mr. Daniel M. Wright, stepped down from the Board of Directors at our 2020 annual meeting of stockholders and Ms. Forbes Lieberman has been elected and now serves as chairperson of the Audit Committee. The Governance Committee believes that the nomination of Mercedes Romero to succeed Governor Jim Edgar further supports these processes and our overall director refreshment strategies. As part of this succession plan, Ms. Taaffe has agreed to serve as chairperson of the Governance Committee following the Annual Meeting.

Class A Director Nominations

The Class A Directors listed in Proposal 1 were nominated by holders of Class A Stock in accordance with our Restated Certificate and Bylaws. In accordance with their commitment to good governance, holders of Class A Stock have consulted with the Governance Committee on matters such as director succession planning and the process for nominating the Class A Directors. In doing so, the holders of Class A Stock consider the characteristics of such individuals with the criteria listed in “Director Qualifications” above and evaluate their specific skills among a number of factors the holders of Class A Stock consider important. As part of these discussions, the holders of Class A Stock determined to nominate the slate of Class A Directors as set forth under Proposal 1. The Governance Committee and holders of Class A Common Stock intend to continue these consultations regarding Class A director nominations on an ongoing basis.

Nominations of Directors by Stockholders

The Governance Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates it nominates under the Governance Committee charter, although the number of shares held by the proposing stockholder and the length of time such shares have been held may be considered by the Governance Committee.

Stockholders wishing to have the Governance Committee consider a director nominee may do so by sending notice of the nominee’s name, biographical information and qualifications to:

Governance Committee

c/o Corporate Secretary

John B. Sanfilippo & Son, Inc.

1703 N. Randall Road, Elgin, Illinois 60123-7820

Under our company’s Bylaws and applicable law, all director nominations submitted by our holders of Common Stock must provide (a) all information relating to the nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or as is otherwise required, pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. In addition, such notice of a nominee, that is submitted by the holders of Common Stock and the beneficial owner, if any, on whose behalf the nomination or proposal is made, shall include, among other matters, (a) the name and address of such stockholder, as they appear on our company’s books, and of such beneficial owner, (b) the class and number of shares of stock of our company which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of the stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the nominee, and (d) a representation of whether the stockholder or the beneficial owner, if any, intends to or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of our company’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of the nominee’s election. Our company may require any such proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of our company and such other information as contained in our company’s Bylaws.

Please see “Stockholder Proposals for the 2022 Annual Meeting” below for the notice deadlines for director nominations to be considered for inclusion in our company’s proxy materials and director nominations to be presented at the 2022 annual meeting (but not to be included in our company’s proxy materials) by holders of our Common Stock.

PROPOSAL 2: RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR

The Audit Committee has appointed PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm to examine our consolidated financial statements for the 2022 fiscal year, and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of company policy, are submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification.

If the stockholders do not vote on an advisory basis in favor of the appointment of PricewaterhouseCoopers LLP as our company’s Independent Registered Public Accounting Firm, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP but may ultimately determine to engage PricewaterhouseCoopers LLP or another audit firm without re-submitting the matter to stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may, in its sole discretion, terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another Independent Registered Public Accounting Firm at any time during the year.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Aggregate fees billed by our Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2021	2020
Audit Fees(1)	$1,095,000	$1,060,000
Audit Related Fees	—	50,000
Tax Fees	—	—
All Other Fees(2)	4,500	5,400

Total(3)	$1,099,500	$1,115,400

(1)

Comprised of services for the audit of our annual financial statements, the audit of our internal control over financial reporting, reviewing of our quarterly financial statements, consents and reviewing documents to be filed with the SEC.

(2)	Comprised of the licensing of accounting technical research software.
(3)	The actual amount paid by us is different than the total amount as stated here due to the variations in the timing of the billing cycles between our company and PricewaterhouseCoopers LLP.

Reports on our Independent Registered Public Accounting Firm’s projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our Independent Registered Public Accounting Firm. The Audit Committee has established pre-approval policies and procedures in order for our Independent Registered Public Accounting Firm to perform all audit services and permitted non-audit services. These pre-approval policies and procedures allow for pre-approval of certain designated services, depending on the type of service. All services not subject to general pre-approval must be specifically pre-approved by the Audit Committee. Under the pre-approval policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairperson or any other member or members. All of the fees described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.

The Board of Directors recommends a vote “FOR” ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the company’s Independent Registered Public Accounting Firm for fiscal 2021, the company’s audited financial statements as of and for the year ended June 24, 2021. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and is responsible for preparing the consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers LLP is responsible for auditing those financial statements and for giving an opinion regarding the conformity of the financial statements with GAAP. Additionally, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and PricewaterhouseCoopers LLP, management’s report on the operating effectiveness of internal control over financial reporting, including PricewaterhouseCoopers LLP’s related report.

The Audit Committee also discussed with PricewaterhouseCoopers LLP those matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the Audit Committee has received and reviewed the written disclosures and letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. Also, the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP, including whether PricewaterhouseCoopers LLP’s independence is compatible with PricewaterhouseCoopers LLP providing non-audit services to the company. Based on the foregoing discussions and reviews, the Audit Committee is satisfied with the independence of PricewaterhouseCoopers LLP.

In reliance on the reviews and discussions described above and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended June 24, 2021, for filing with the Commission.

Respectfully submitted by all of the members of the Audit Committee of the Board of Directors.

Pamela Forbes Lieberman, Chairperson

Governor Jim Edgar

Ellen C. Taaffe

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as we have described it in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation and Human Resources Committee oversees our executive compensation program. The Compensation and Human Resources Committee reviews the executive compensation program and approves the awards of executive compensation to be paid as appropriate to reflect our performance and to promote the main objectives of the program. These objectives include helping us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our stockholders and promoting a performance-based culture that is intended to align the interests of our executives with those of our stockholders.

Highlights of our program include:

•

Our “pay for performance” orientation. As set forth more fully in the Compensation Discussion and Analysis and related Summary Compensation Table, the company exceeded targeted levels of financial performance and therefore above-target annual incentive compensation was awarded to our named executive officers to reflect such performance for fiscal 2021;

•	Awarding restricted stock units (“RSUs”) to encourage our executives to remain with the company long-term and to align their interests with the interests of our stockholders;

•

Total direct compensation at target for the Management Team (Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr.) that is above the 50th percentile of our peers to align with our performance expectations;

•	Our named executive officers do not have employment agreements; and

•

Our named executive officers are subject to clawback arrangements requiring the executives to forfeit outstanding cash bonus awards or requiring the executives to repay previously awarded cash bonuses if the executive engages in certain misconduct or if there is a restatement, subject to certain conditions.

Last year, approximately 98.8% of votes cast in our Say on Pay vote supported the resolution.

We are asking our stockholders to indicate their continued support for the compensation paid to our named executive officers by casting a FOR vote on this proposal. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately in light of our goals and business and is adequately working to ensure that executives’ interests are aligned with our stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item or the policies generally regarding executive compensation, but rather the overall compensation paid to our named executive officers.

While this vote is advisory and not binding on our company, the Board of Directors and the Compensation and Human Resources Committee will consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions. For information on how our Compensation and Human Resources Committee considered the 2020 advisory vote on executive compensation, see “Response to the 2020 Advisory Vote on Executive Compensation” as set forth below. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Stockholder Communications with Directors” as set forth in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Our non-employee director compensation program is designed to be competitive with our peer companies and to align the interests of our non-employee directors with the long-term interests of our stockholders. Our director compensation program is reviewed annually by the Compensation and Human Resources Committee using external data derived from our outside compensation consultant’s review of peer practices. Our directors are compensated for their services with respect to each Board Year. We define “Board Year” for director compensation purposes as the time between annual stockholder meetings.

The Compensation and Human Resources Committee last reviewed our non-employee director compensation program in October 2020. Based on that review, a number of changes were made effective for the Board Year starting with the 2020 annual stockholder meeting to better align our program design with market practices:

•	The annual board cash retainer was increased from $68,000 to $74,000,

•	The annual cash retainers for the Audit Committee Chairperson and Compensation and Human Resources Committee Chairperson increased from $10,400 to $20,000,

•	The annual cash retainer for the Governance Committee Chairperson increased from $5,200 to $15,000,

•	An annual cash retainer of $9,000 for each member of each committee of the board (other than the chairperson) was implemented, and

•	All board and committee per-meeting fees, in-person and telephonic, were eliminated.

Directors are also reimbursed for their reasonable expenses incurred in attending such meetings. Directors who are current employees of our company receive no additional compensation for their services as directors.

Under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), a director who is not a current employee of our company or any of our subsidiaries (an “Outside Director”) is also eligible to participate in the Omnibus Plan. On October 28, 2020, the Compensation and Human Resources Committee approved a grant of $79,000 in RSUs to each of our six Outside Directors, with a grant date of November 11, 2020. Upon appointment to the Board of Directors on April 28, 2021, $39,500 in RSUs were awarded to Lisa A. Sanfilippo, with a grant date of May 12, 2021. These RSUs are scheduled to vest on October 27, 2021, and once vested, they can be paid to the director in an equal number of shares of Common Stock upon vesting or become payable in an equal number of shares of Common Stock after the director ceases being a member of the Board of Directors.

Director Compensation for Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Timothy R. Donovan(2)	$55,800	$—	$55,800
Governor Jim Edgar(3)	106,700	75,755	182,455
Pamela Forbes Lieberman(4)	74,600	75,755	150,355
James J. Sanfilippo(5)	76,900	75,755	152,655
John E. Sanfilippo(6)	55,600	75,755	131,355
Lisa A. Sanfilippo(7)	18,500	38,110	56,610
Ellen C. Taaffe(8)	106,600	75,755	182,355
Mathias A. Valentine(9)	76,900	75,755	152,655
Daniel M. Wright(10)	55,800	—	55,800

	$627,400	$492,640	$1,120,040

(1)

As noted above, the Compensation and Human Resources Committee approved a grant of $79,000 of RSUs for each Outside Director. Based on the closing price ($76.74) of our Common Stock on the date of grant (November 11, 2020), each Outside Director was awarded 1,029 RSUs. Pursuant to applicable SEC reporting rules, we have reported the 1,029 RSUs at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value the of RSUs to award each Outside Director.

(2)

The “Fees Earned or Paid in Cash” column for Mr. Donovan consists of annual retainer fees of $34,000, committee chairperson fees of $5,200 and meeting fees of $16,600. As of June 24, 2021, Mr. Donovan had 0 RSUs due to his retirement from the Board of Directors at the 2020 annual meeting of stockholders.

(3)

The “Fees Earned or Paid in Cash” column for Gov. Edgar consists of annual retainer fees of $71,000, committee chairperson fees of $10,100, meeting fees of $16,600 and committee member fees of $9,000. As of June 24, 2021, Gov. Edgar had 21,663 RSUs, including the 1,029 RSUs granted for fiscal 2021 service and 20,634 RSUs that are vested but deferred.

(4)

The “Fees Earned or Paid in Cash” column for Ms. Pamela Forbes Lieberman consists of annual retainer fees of $54,000, committee chairperson fees of $10,000, meeting fees of $1,600 and committee member fees of $9,000. As of June 24, 2021, Ms. Pamela Forbes Lieberman had 1,029 RSUs outstanding, all of which were granted for fiscal 2021 service.

(5)

The “Fees Earned or Paid in Cash” column for Mr. James J. Sanfilippo consists of annual retainer fees of $71,000 and meeting fees of $5,900. As of June 24, 2021, Mr. James J. Sanfilippo had 1,029 RSUs outstanding, all of which were granted for fiscal 2021 service.

(6)

The “Fees Earned or Paid in Cash” column for Mr. John E. Sanfilippo consists of annual retainer fees of $54,000 and meeting fees of $1,600. As of June 24, 2021, Mr. John E. Sanfilippo had 1,029 RSUs outstanding, all of which were granted for fiscal 2021 service.

(7)

The “Fees Earned or Paid in Cash” column for Ms. Lisa A. Sanfilippo consists of annual retainer fees of $18,500. As of June 24, 2021, Ms. Lisa A. Sanfilippo had 438 RSUs outstanding, all of which were granted for fiscal 2021 service.

(8)

The “Fees Earned or Paid in Cash” column for Ms. Taaffe consists of annual retainer fees of $71,000, committee chairperson fees of $10,000, meeting fees of $16,600 and committee member fees of $9,000. As of June 24, 2021, Ms. Taaffe had 10,078 RSUs outstanding, including the 1,029 RSUs granted for fiscal 2021 service and 9,049 RSUs that are vested but deferred.

(9)

The “Fees Earned or Paid in Cash” column for Mr. Mathias A. Valentine consists of annual retainer fees of $71,000 and meeting fees of $5,900. As of June 24, 2021, Mr. Mathias A. Valentine had 5,029 RSUs outstanding, including the 1,029 RSUs granted for fiscal 2021 service and 4,000 RSUs that are vested but deferred.

(10)

The “Fees Earned or Paid in Cash” column for Mr. Wright consists of annual retainer fees of $34,000, committee chairperson fees of $5,200 and meeting fees of $16,600. As of June 24, 2021, Mr. Wright had 0 RSUs due to his retirement from the Board of Directors at the 2020 annual meeting of stockholders.

During fiscal 2021, the company paid premiums on certain life insurance policies that were previously assigned to the company in 2003. The premiums paid were for a life insurance policy on the life of our Outside Director Mathias A. Valentine. These payments were not related to the services of Mathias A. Valentine as an Outside Director. See “Certain Insurance Policy Arrangements” below.

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation paid to the following persons (collectively, the “named executive officers”) during the 2021 fiscal year:

•	Jeffrey T. Sanfilippo, our Chief Executive Officer and Chairman,

•	Michael J. Valentine, our Chief Financial Officer, Group President and Secretary,

•	Jasper B. Sanfilippo, Jr., our Chief Operating Officer, President and Assistant Secretary,

•	Frank S. Pellegrino, our Executive Vice President, Finance and Administration, and

•	Shayn E. Wallace, our Executive Vice President, Sales and Marketing.

On August 20, 2021, following the conclusion of our 2021 fiscal year and filing of our annual report on Form 10-K, Mr. Michael J. Valentine stepped down as Chief Financial Officer and Mr. Frank S. Pellegrino was appointed as our Chief Financial Officer. Mr. Valentine will continue in his roles as Group President and Secretary.

Executive Summary

Our company’s fiscal 2021 financial results improved over a successful fiscal 2020. In fiscal 2021, our company achieved record net income of $59.7 million, a 10.4% increase from fiscal 2020, driven primarily by a 5.2% increase in gross profit due primarily to lower commodity acquisition costs for all major tree nuts and increased sales volume. As a result, our earnings per diluted share increased to a record $5.17 in fiscal 2021 from $4.69 for fiscal 2020. Our financial performance during fiscal 2021 also allowed us to pay a special cash dividend of $2.30 per share and a regular cash dividend of $0.70 per share to our stockholders during the first quarter of fiscal 2022.

Our compensation programs are designed to reward our executive officers for our company’s performance, and in particular the economic value added to our business. In fiscal 2021, we continued to utilize a number of compensation measures to reinforce the link between our company’s performance and the pay of our executive officers. Most notably, due to our strong operating performance in fiscal 2021, the executive officers earned cash incentive compensation above target as set by the Compensation and Human Resources Committee under the company’s Sanfilippo Value Added Plan, or “SVA Plan”. In addition, we continued our practice of evaluating our executive officers’ individual performance when setting their salaries and considered our overall performance and the current holdings of equity by certain named executive officers in awarding equity.

We believe that our stockholders support the design and implementation of our pay for performance compensation programs. For fiscal 2020, approximately 98.8% of votes cast in our advisory vote to approve executive compensation supported the compensation paid to our named executive officers.

The Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee of the Board of Directors administers our company’s executive compensation program. In that regard, the responsibilities of the Compensation and Human Resources Committee, among others, are as follows:

•	Oversee the establishment of annual, long-term and other performance goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers;

•	Evaluate the performance of the Chief Executive Officer and other executive officers;

•	Review and approve the form and amount of compensation for the Chief Executive Officer and all other executive officers;

•	Review, from time to time, market comparisons of the compensation of the Chief Executive Officer and other executive officers;

•	Review and recommend to the Board of Directors for approval retirement, health and welfare and other benefit plans, policies and arrangements for the employees of our company;

•	Review and recommend to the Board of Directors for approval all equity incentives, non-equity incentives and other performance-related compensation plans; and

•	Evaluate the risk and reward with respect to incentive compensation arrangements.

Our company’s compensation philosophy is designed to align executive compensation with our company’s objectives, management initiatives and business financial performance. In making decisions with respect to executive compensation, the Board of Directors and the Compensation and Human Resources Committee apply the following key principles. Total compensation should:

•	Be comparable to or exceed that of our peers in order to attract and retain key executives who are critical to our success;

•	Reward executives for long-term strategic management and the creation of stockholder value;

•	Support a performance-oriented environment that rewards company and individual achievement; and

•

Balance the costs and benefits associated with both (a) short-term and long-term compensation and (b) cash and non-cash compensation, to achieve continuous improvement in financial performance and enhance employee retention and recruiting.

With respect to all areas of compensation, the Compensation and Human Resources Committee regularly communicates with management. For example, the Compensation and Human Resources Committee invites certain members of our senior management team to be present for a significant portion of every Compensation and Human Resources Committee meeting. This allows the Compensation and Human Resources Committee to solicit management’s input regarding various compensation matters, such as management’s views regarding the Company’s performance, salary decisions, performance of the executive officers of the company, form and amount of equity compensation and the components of the SVA Plan. The Compensation and Human Resources Committee then meets in executive session without management to deliberate and decide on certain compensation matters as it sees fit. The Compensation and Human Resources Committee also regularly receives and considers information related to the compensation of our hourly and other employees. Additionally, the company paid temporary enhanced wages to many of its hourly and salaried employees as a result of the impact of COVID-19.

Overview of Fiscal 2021 Executive Compensation Program

Our total compensation program for the named executive officers and other executive officers in fiscal 2021 consisted of both cash compensation and equity-based compensation in the form of RSUs. Each executive officer’s annual cash compensation is comprised of a base salary and an opportunity to earn an annual incentive award under the SVA Plan. The SVA Plan rewards participants for year-over-year improvement in our net operating profit after tax minus a capital charge. In addition, to be competitive in the marketplace we offer standard benefits available to all salaried employees, provide life insurance for all named executive officers and provide for participation in our Supplemental Retirement Plan (“SERP”) for certain named executive officers.

Operating Principles. The Compensation and Human Resources Committee broadly considered the factors more specifically set forth below when setting compensation for our named executive officers in fiscal 2021.

Management Philosophy. The Management Team has established an executive committee comprised of the named executive officers, as well as certain other executive officers (the “Executive Committee”). The members of this Executive Committee work together to manage our company’s affairs, which includes meeting regularly to discuss various aspects of our company’s operations and strategic goals. The Management Team adopted this collaborative approach to management for several reasons, including (a) the Management Team’s belief that input from the Executive Committee members is essential to our company’s success and (b) the Management Team’s belief that the familial relationship between the Management Team members lends itself naturally to a collaborative approach to management. The Compensation and Human Resources Committee supports the Management Team’s overall team-oriented approach to managing our company. Accordingly, at the Management Team’s request, the Compensation and Human Resources Committee generally determined that the Management Team members’ primary elements of compensation should all be equal for fiscal 2021, which has been consistent with the Management Team’s overall approach to compensation since the 2007 fiscal year.

Industry Comparison Group. When setting compensation for the Management Team for fiscal 2021, the Compensation and Human Resources Committee compared elements of compensation (base salary, incentive compensation and equity grants) against the compensation reported for the named executive officers of a select group of companies engaged in the food and beverage business, which are generally similar in size to our company (the “Industry Comparison Group”), as a reference in setting overall compensation competitiveness. For fiscal 2021, the Industry Comparison Group was comprised of 14 publicly traded companies with annual revenues between approximately $376 million and $2.1 billion. The Compensation and Human Resources Committee’s independent consultant prepared the reports regarding the Industry Comparison Group. For fiscal 2021, the Industry Comparison Group consisted of the following companies:

B&G Foods, Inc.	Lancaster Colony Corporation
The Boston Beer Company, Inc.	Landec Corporation
Cal-Maine Foods, Inc.	Libbey Inc.
Calavo Growers, Inc.	Lifetime Brands, Inc.

The Chefs’ Warehouse, Inc.	National Beverage Corp.
Farmer Bros. Co.	Seneca Foods Corporation.
J & J Snack Foods Corp.	Tootsie Roll Industries, Inc.

In addition to the Industry Comparison Group, the independent consultant also provided additional information from certain broad-based compensation surveys to facilitate comparison and provide additional data points. This survey data served to supplement the Industry Comparison Group and served as the primary reference point for the certain executive officers outside the Management Team.

In setting compensation, the Compensation and Human Resources Committee recognized that, among other things, the roles of the named executive officers in the Industry Comparison Group may not fully align with the roles and responsibilities of our named executive officers due to our collaborative approach to management, the tenure of our named executive officers and our unique business needs. For example, our Chief Financial Officer also serves as Group President. As a result, the Compensation and Human Resources Committee took a holistic review of compensation and did not mechanically attempt to benchmark the compensation of our Management Team in light of their collaborative approach to management.

Individual Performance. Notwithstanding the Management Team’s collaborative approach to management, the Compensation and Human Resources Committee considered the individual performance of each member of the Management Team, as well as the other executive officers, when it set and awarded compensation for fiscal 2021.

Independent Consultant. In fiscal 2021, the Compensation and Human Resources Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide guidance regarding the compensation of our named executive officers and our Outside Directors.

For fiscal 2021, Pearl Meyer reviewed the various components of compensation for our named executive officers, as well as the proposed changes in such compensation, and advised the Compensation and Human Resources Committee regarding how the changes compared to the Industry Comparison Group as well as the broader market. Pearl Meyer provided no other services to our company in fiscal year 2021 other than those directly related to compensation strategy. The Compensation and Human Resources Committee determined that the work of Pearl Meyer did not raise any conflict of interest issues.

When determining pay levels for the Management Team, the Compensation and Human Resources Committee examines the competitive market data and individual performance of the three Management Team officers and deliberates in executive session without any members of management present. The Compensation and Human Resources Committee specifically reviews and considers the significant equity holdings of the Management Team in making compensation decisions, including the pay mix between cash and equity compensation. When determining pay levels for the other executive officers that are not members of the Management Team, the Compensation and Human Resources Committee considers the competitive external market data, individual performance and the recommendations from the Management Team.

Direct Compensation

Base Salary

The Compensation and Human Resources Committee approves the level of base salary for named executive officers, including the Chief Executive Officer, and the other executive officers. When determining the base salaries of our named executive officers and executive officers for fiscal 2021, the Compensation and Human Resources Committee considered the following factors:

•	The Management Team’s collaborative approach to management;

•	The Compensation and Human Resources Committee’s historical practices, including the salaries paid to our named executive officers and executive officers during the immediately preceding fiscal year;

•	The salaries paid to the named executive officers of the companies in the Industry Comparison Group and other compensation survey data;

•	The individual performance, roles and responsibilities and experience and tenure of our named executive officers and executive officers;

•	The input and recommendations from the Management Team regarding the performance, functions and responsibilities of other executive officers; and

•	The input from the Compensation and Human Resources Committee’s independent consultant, including information regarding general executive salary trends and survey information.

In connection with setting the base salaries for fiscal 2021, the Compensation and Human Resources Committee, with the input from the Management Team for all other executive officers, reviewed the individual performance and roles and responsibilities of our company’s management. The reviews consisted of the Compensation and Human Resources Committee members’ observations of the Chief Executive Officer and other executive officers’ performance throughout the fiscal year and specifically with respect to each individual officer’s (a) roles and functions, and the fulfillment thereof and (b) positive contribution to our overall performance. The Compensation and Human Resources Committee also considered its desire to set the Management Team’s direct compensation above the 50th percentile of the Industry Comparison Group, provided such adjustments were supported by the overall long-term performance of our company and the individual performance and responsibilities of each member of the Management Team.

Based upon all of the foregoing factors, our Compensation and Human Resources Committee approved a 6.2% increase in the salaries paid to the Management Team for fiscal 2021. The uniform increase to the base salary of the Management Team was approved in part because of the Management Team’s collaborative approach to management outlined above and the Compensation and Human Resources Committee’s desire to orient the base salaries of the Management Team above the 50th percentile of the Industry Comparison Group for fiscal 2021. The Compensation and Human Resources Committee also considered the sustained positive financial and operating performance of our company in approving the salary increases for the Management Team. The increases for Frank S. Pellegrino and Shayn E. Wallace of 16.6% and 4.0%, respectively, were proposed by our company’s management based on Mr. Pellegrino’s promotion to Executive Vice President, Finance and Administration in August 2020, as well as each named executive officer’s individual performance and the overall performance of our company.

After taking these increases into account, base salaries for the Management Team (Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr.) were, in the aggregate, modestly above the 50th percentile for the Industry Comparison Group. Both Frank S. Pellegrino’s and Shayn E. Wallace’s base salaries were slightly below the 50th percentile of a survey group used by the Compensation and Human Resources Committee for executive officers outside of the Management Team.

Annual Incentive Compensation—Sanfilippo Value-Added Plan

As described in greater detail below, the general structure of the SVA Plan results in a cash payment to each participant calculated as follows:

Participant’s Salary	X	Participant’s Target Salary Percentage	X	SVA Improvement Multiple	=	SVA Payment Declared

The SVA Plan rewards plan participants with cash incentive compensation for year-over-year improvement in economic profit. Economic profit is our net operating profit, as adjusted, after taxes minus a charge for capital. The charge for capital is determined by multiplying the weighted average cost of capital (9%) by the invested capital in the business, excluding any excess cash and cash equivalents in excess of $2 million (such year-over-year improvement hereinafter referred to as “SVA”), as illustrated below:

SVA	=	Net operating profit after taxes (NOPAT)	minus	9% Capital Charge

Overall SVA improvement occurs when the net operating profit, as adjusted, after taxes less the capital charge increases on a year-over-year basis. Actual incentive compensation will be determined by comparing the SVA improvement amount relative to SVA improvement goals set for the fiscal year. To better align goals and incentive awards between all participants, the SVA Plan does not contain an individual performance component.

The Compensation and Human Resources Committee believes that using year-over-year SVA improvement in the SVA Plan motivates the plan participants to improve our company’s financial performance and more effectively manage its working and fixed capital by encouraging the productive use of capital resources relative to their cost. For example, the Compensation and Human Resources Committee, from time to time, receives information from the Management Team on the impact of certain business decisions on SVA performance and how the Management Team uses SVA in business planning. The Compensation and Human Resources Committee also believes that continuous SVA improvement correlates with stockholder return over time. In addition, our Management Team has solicited feedback from significant stockholders and such stockholders have supported our use of the SVA Plan. For fiscal 2021, the SVA Plan participants included members of the Executive Committee and approximately 255 other employees. Almost all of our salaried and many hourly employees participate in the SVA Plan, and management thus believes the SVA Plan helps to broadly align incentive compensation with our company’s performance.

SVA Targets and Payments

The Compensation and Human Resources Committee, with the assistance of Pearl Meyer, its independent consultant, and the Management Team, established the SVA improvement goals for fiscal 2021. The Compensation and Human Resources Committee set three parameters for the SVA payout: the Threshold, or Minimum improvement goal, the Target goal and the Maximum goal.

•	Achieving at or below the Threshold, or Minimum goal of SVA improvement, would result in a 0% payout, or no payout of the participant’s target award.

•	Achieving the Target goal of SVA improvement would result in a 100% payout, or a 1x multiplier of the participant’s target award.

•	Achieving at or above the Maximum goal of SVA improvement would result in a 200% payout, or a 2x multiplier of the participant’s target award.

In order to achieve a payout under the SVA Plan, SVA improvement must exceed the Threshold, or Minimum goal of SVA improvement. SVA improvement amounts that fall in between the Threshold, Target, and Maximum goals are interpolated between each respective amount. For example, an SVA improvement level which was exactly in between the Target and Maximum goals would result in a 150% payout, or 1.5x multiplier of the participant’s target award. Each participant receives the same SVA improvement multiplier. The SVA Improvement Multiple cannot exceed the Maximum, or 2x multiplier, even if SVA improvement exceeds the Maximum goal. Because of the structure of the SVA Plan, the previous year’s performance impacts the target-setting process and ultimately the SVA improvement for the next fiscal year.

The goals for SVA improvement and actual fiscal 2021 results are shown below:

Fiscal 2021 SVA Improvement Goals, Results, and Payouts
Threshold/Minimum Goal	$(5,000,000)	0%, or 0x multiplier
Target Goal	$1,000,000	100%, or 1x multiplier
Maximum Goal	$7,000,000	200%, or 2x multiplier
Fiscal 2021 Result	$5,420,043	174%, or 1.74x multiplier
Fiscal 2021 SVA Payout = 174%, or 1.74x the participant’s target award

For fiscal 2021, the Compensation and Human Resources Committee established each SVA Plan participant’s target award by multiplying the participant’s salary paid in fiscal 2021 by a set percentage, or “Target Salary Percentage.” For fiscal 2021, each SVA Plan participant had a Target Salary Percentage ranging from 5% to 110% of their base salary. The Compensation and Human Resources Committee determined the Target Salary Percentage based on recommendations from management as to the participant’s overall responsibilities and title and information from the Industry Comparison Group and other survey data. For fiscal 2021, each member of the Management Team received a 110% Target Salary Percentage and Frank S. Pellegrino and Shayn E. Wallace received a 75% Target Salary Percentage. Applying the compensation philosophy discussed above, the target award for each of the named executive officers was modestly above the 50th percentile of the market competitive benchmarks.

The table below summarizes the SVA Payments for the 2021 fiscal year for our named executive officers, based on the respective salaries paid, Target Salary Percentages and SVA Improvement Multiple:

			Fiscal 2021 SVA Payout
Officer	Fiscal 2021 Salary		Target Salary Percentage		SVA Improvement Multiple		SVA Payment Declared
Jeffrey T. Sanfilippo	$683,880		110%		1.74		$1,305,937
Michael J. Valentine	$683,880		110%		1.74		$1,305,937
Jasper B. Sanfilippo, Jr.	$683,880	X	110%	X	1.74	=	$1,305,937
Frank S. Pellegrino	$342,353		75%		1.74		$445,744
Shayn E. Wallace	$341,169		75%		1.74		$444,202

Long-Term Incentives—Equity Awards Under the Omnibus Plan

As described under “Security Ownership of Certain Beneficial Owners and Management”, the Management Team, and the “groups” to which they belong, have a large ownership interest in our company. The Compensation and Human Resources Committee recognizes that the Management Team’s large equity holdings in our company have resulted in the alignment of the Management Team’s interests with those of our stockholders. As a result, the Compensation and Human Resources Committee’s philosophy with respect to both the total amount of equity granted and equity as a compensation component has historically been more conservative as compared to our peers in the Industry Comparison Group. Thus, grants of equity awards to the Management Team were below the 50th percentile of the Industry Comparison Group in fiscal 2021. Grants of equity awards to Frank S. Pellegrino and Shayn E. Wallace approximated the 50th percentile of the market benchmarks in fiscal 2021. In granting the number of RSUs, the Compensation and Human Resources Committee also considered the Board of Directors’ equity grant cap policy for the 2021 fiscal year. This policy limited the number of awards to 20,000 for any one individual and 250,000 in the aggregate to all individuals for the 2021 fiscal year.

In deciding the amount of RSUs to grant in fiscal 2021, the Compensation and Human Resources Committee considered the responsibilities of each executive officer and our financial and operating performance in the prior fiscal year. In addition, for fiscal 2021, the Compensation and Human Resources Committee specifically considered the company’s conservative use of equity compensation and the Management Team’s current pay positioning relative to the Industry Comparison Group. As part of these considerations, the Compensation and Human Resources Committee granted each member of the Management Team $400,000 of RSUs, which translated into 5,212 RSUs granted. Mr. Frank S. Pellegrino and Mr. Shayn E. Wallace, after input from management and deliberation by the Compensation and Human Resources Committee, were each awarded $185,000 of RSUs, which translated into 2,411 RSUs granted. The Compensation and Human Resources Committee typically approves the equity awards to be granted for any given fiscal year at the Compensation and Human Resources Committee meeting held at or around the annual meeting of stockholders. Annual equity award grant dates are set on the 10th business day after the grant approval date. This date was chosen for administrative, compliance and governance reasons. For the fiscal 2021 RSU award grant, the Compensation and Human Resources Committee approved the grant on October 28, 2020, with a grant date of November 11, 2020. Pursuant to applicable SEC reporting rules, we have reported in the Summary Compensation Table and Grants of Plan-Based Awards Table below the applicable number of RSUs granted to each named executive officer at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value of RSUs we award each named executive officer.

Stock Ownership Guidelines and Anti-Hedging Policy

Generally, members of our Management Team, executive officers and Outside Directors must hold the following number of shares of our Common Stock, Class A Stock or outstanding RSUs (“Eligible Shares”) before any shares of Common Stock can be sold:

•	Management Team: the lesser of 20,000 Eligible Shares or Eligible Shares with a fair market value equal to five times the executive’s annual base salary.

•	Other Executive Officers: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to two times the executive’s annual base salary.

•	Outside Directors: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to four times the director’s annual cash retainer.

In addition to the Stock Ownership Guidelines, our company has adopted an anti-hedging policy which prohibits our executive officers and directors from engaging in certain hedging transactions with respect to our Common Stock or Class A Stock. In accordance with its regular review of equity ownership by executive officers and directors, the Compensation and Human Resources Committee determined that all executive officers and directors have met or are on track to meet stock ownership requirements by their respective dates in accordance with the Stock Ownership Guidelines.

All Other Compensation

In addition to the direct compensation described above, our company offers certain other benefits to our executive officers, including the named executive officers, which consist of life insurance, company-sponsored retirement plans and limited perquisites.

Life Insurance We provide our named executive officers with life insurance.

Company-Sponsored Retirement Plans Our company offers retirement plans for eligible employees, as follows:

401(k) Plan. The company’s 401(k) Plan is a tax-qualified defined-contribution retirement plan. All non-union employees who are 21 years of age or older, and have completed one year of service, including the named executive officers, are eligible to participate and receive a company match in our 401(k) Plan. All participants in our 401(k) Plan may receive company matching contributions of 100% of the employee’s contribution up to 3% of an employee’s salary and 50% of the next 2% of an employee’s salary; however, the match may not exceed 4% of an employee’s total salary. The Compensation and Human Resources Committee approves these matching percentages and limits annually. Our company contributed $61,430 as matching funds under the 401(k) Plan for fiscal 2021 for the named executive officers as a group, which are set forth in more detail in the “All Other Compensation for Fiscal Year 2021” table below.

SERP. On August 2, 2007 the former Compensation, Nominating and Governance Committee (“CNG Committee”) approved a restated Supplemental Retirement Plan for certain named executive officers and key employees of our company and their beneficiaries, if applicable. The restated SERP changed the plan adopted on August 25, 2005 to, among other things, clarify certain actuarial provisions and incorporate new Internal Revenue Service (“IRS”) requirements. The current SERP participants are Mathias A. Valentine (as a former employee), the members of the Management Team and James A. Valentine, an executive officer. Jasper B. Sanfilippo was also a SERP participant (as a former employee) until the time of his death in January 2020, at which time his SERP benefits passed to his spouse. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits to participants upon retirement, disability or death. The Compensation and Human Resources Committee believes that the SERP is a useful tool in motivating employees that are key to our company’s success and helps to ensure that the benefits provided by our company are competitive with the market. The current plan participants were chosen by our CNG Committee (prior to the creation of a separate Compensation and Human Resources Committee) based upon numerous factors, including the participant’s seniority, role within our company, and demonstrated commitment and dedication to our company. Participants with at least five years of employment with us are eligible to receive monthly benefits from the SERP after separating from service with our company, provided such participant’s employment is not terminated for “cause” (as defined in the SERP). For more information about the SERP please see “Company-Sponsored Retirement Plans” below.

Perquisites Our company provides a minimal amount of perquisites to the named executive officers, including members of the Management Team. The perquisites provided in fiscal 2021 were trade association events, matching 401(k) contributions, matching Health Savings Account (“HSA”) contributions, and personal use of company vehicles or a direct car allowance. We have provided additional information on perquisites in the table entitled “All Other Compensation for Fiscal Year 2021.”

Response to the 2020 Advisory Vote on Executive Compensation

In 2020, the stockholders of our company had the opportunity, pursuant to SEC regulations, to have an advisory vote to approve the compensation paid to the named executive officers. The results of the vote were as follows:

•	33,280,601 votes were “For” the compensation paid to our named executive officers;

•	329,047 votes were “Against” the compensation paid to our named executive officers; and

•	64,430 votes abstained.

Based on the above results, approximately 98.8% of votes cast at the 2020 annual meeting of stockholders supported the compensation paid to our named executive officers. The Compensation and Human Resources Committee considered these results in light of our company’s corporate structure, and determined that no significant changes were required to our company’s compensation program as a result of the vote.

Policy With Respect to Qualifying Compensation for Tax Deductibility and Accounting Matters

Prior to the enactment of the U.S. Tax Cuts and Jobs Act on December 22, 2017 (the “TCJA”), our company’s ability to deduct compensation paid to covered employees (as defined in the Section 162(m) of the Internal Revenue Code (“Section 162(m)”)), including certain named executive officers, for tax purposes was generally limited to $1.0 million annually. However, this $1.0 million limitation did not apply to “performance-based” compensation if certain conditions were satisfied as set forth in more detail in Section 162(m). The TCJA repealed the performance-based compensation exemption, effective for taxable years beginning January 1, 2018, and expanded the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation to cover compensation paid to the CFO plus any individual who has previously been a covered employee, even if the individual no longer holds the position. Compensation paid to our named executive officers in excess of $1.0 million since the 2019 fiscal year and later fiscal years is generally not tax deductible even if performance-based. In addition, further changes in tax laws (and interpretations of those laws), as well as other factors beyond our company’s control, may affect the deductibility of any other compensation paid to our employees. Although the Section 162(m) exemption is no longer available, the Compensation and Human Resources Committee intends to continue to use selected performance-based metrics in our compensation programs because it believes that it aligns the interests of our stockholders with the interests of our named executive officers.

The Compensation and Human Resources Committee, as necessary in its judgment, reviews projections of the estimated accounting (pro forma expense) and tax impacts of all material elements of the executive compensation program. Generally, the accounting expenses are accrued over the requisite service period of the particular pay element (generally equal to the performance period) and our company realizes a tax deduction upon the payment to or realization by the executive. We account for our equity awards under FASB ASC Topic 718.

Compensation of Executive Officers

Summary Compensation Table

The Summary Compensation Table provides the total compensation for the last three completed fiscal years for each of our company’s named executive officers.

Summary Compensation Table for Fiscal Year 2021

Name and Principal Position(*)	Year	Salary	Stock Awards(1)	Non- Equity Incentive Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Jeffrey T. Sanfilippo	2021	$684,650	$350,611	$1,305,937	$1,156,502	$17,350	$3,515,050
Chief Executive Officer	2020	$643,077	$291,711	$1,221,846	$1,408,211	$33,369	$3,598,214
	2019	$584,615	$286,671	$993,846	$740,107	$22,551	$2,627,790

Michael J. Valentine	2021	$684,650	$383,707	$1,305,937	$1,394,810	$30,086	$3,799,190
Chief Financial Officer	2020	$643,077	$309,585	$1,221,846	$1,509,316	$42,394	$3,726,218
	2019	$584,615	$299,319	$993,846	$805,448	$31,776	$2,715,004

Jasper B. Sanfilippo, Jr.	2021	$684,650	$350,611	$1,305,937	$793,205	$29,386	$3,163,789
Chief Operating Officer	2020	$643,077	$291,711	$1,221,846	$1,216,297	$41,844	$3,414,775
	2019	$584,615	$286,671	$993,846	$611,627	$29,773	$2,506,532

Frank S. Pellegrino	2021	$343,309	$162,188	$445,744	$—	$19,990	$971,231
Executive Vice President
Finance and Administration

Shayn E. Wallace	2021	$341,423	$162,188	$444,202	$—	$21,410	$969,223
Executive Vice President
Sales and Marketing

(*)

On August 20, 2021, following the conclusion of our 2021 fiscal year and filing of our annual report on Form 10-K, Mr. Michael J. Valentine stepped down as Chief Financial Officer and Mr. Frank S. Pellegrino was appointed as our Chief Financial Officer. Messrs. Frank S. Pellegrino and Shayn E. Wallace were not named executive officers for the 2020 and 2019 fiscal years.

(1)

The amounts in this column reflect the grant date fair value of RSUs granted under the Omnibus Plan for fiscal years 2021, 2020 and 2019, determined in accordance with FASB ASC Topic 718. The fair value may vary by participant based on the applicable provisions in the Omnibus Plan.

(2)	The amounts in this column reflect payments made pursuant to our SVA Plan for the respective fiscal year the payments were earned.
(3)

The amounts in this column reflect the aggregate change in actuarial value of the named executive officers’ accumulated benefit under the SERP from June 26, 2020 to June 24, 2021, June 28, 2019 to June 25, 2020, and June 29, 2018 to June 27, 2019 which were our SERP measurement dates used for financial reporting purposes for fiscal 2021, 2020 and 2019, respectively. Assumptions used to calculate the amounts can be found immediately after the “Pension Benefits Table for Fiscal Year 2021” below. None of our named executive officers earned above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified. See “Company-Sponsored Retirement Plans” for more information about the SERP.

(4)

The amounts in this column reflect perquisites and other personal benefits. The table below entitled “All Other Compensation for Fiscal Year 2021” shows each component of the total amount included in this column.

(5)

Although it was generally determined by the Compensation and Human Resources Committee that the Management Team members’ compensation (base salary, stock awards and non-equity incentive compensation) should all be equal, total compensation among the Management Team members may differ primarily due to the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, the actuarial value of which is impacted by the participant’s age and years of service and due to the amounts reported in the “Stock Awards” column for the reason discussed in footnote 1 to this Summary Compensation Table. Refer to the “Overview of Fiscal 2021 Executive Compensation Program” for additional detail regarding the philosophy for the Management Team members’ compensation.

All Other Compensation for Fiscal Year 2021(1)

Name	Trade Association Events	Benefit Plan Matching(2)	Executive Life Insurance(3)	Car Allowance(4)	Total
Jeffrey T. Sanfilippo	$—	$12,001	$1,536	$3,813	$17,350
Michael J. Valentine	$700	$12,250	$1,536	$15,600	$30,086
Jasper B. Sanfilippo, Jr.	$—	$12,250	$1,536	$15,600	$29,386
Frank S. Pellegrino	$—	$12,650	$1,340	$6,000	$19,990
Shayn E. Wallace	$—	$14,079	$1,331	$6,000	$21,410

(1)

Such perquisites and personal benefits are valued at their aggregate incremental cost to our company. All of the perquisites and personal benefits referred to by footnote (4) to the Summary Compensation Table involved an actual cash expenditure by our company and therefore the actual cash expenditure is what is reflected as the value of the perquisites and personal benefits.

(2)	The amounts in this column reflect the company’s matching contributions to our company’s 401(k) Plan and HSA Plan.
(3)	The amounts in this column reflect life insurance premiums paid by the company on behalf of the named executive officers.
(4)	The amounts in this column reflect the named executive officers’ personal usage of a company car or a direct car allowance paid to the named executive officer.

Company-Sponsored Retirement Plans

A purpose of the SERP is to provide the Management Team (collectively, the “SERP Participants”) with a meaningful retirement benefit. The SERP is an unfunded plan. If a participant in the SERP, after serving our company for at least five years, separates from service to our company at or after the age of 65, benefits will be payable to the participant for life. Monthly installments will be paid at a rate equal to (a) one-twelfth (1/12th) of 50% of the participant’s highest consecutive five year average annual base salary, bonus and non-equity incentive compensation earned during the participant’s final 10 years of service, multiplied by (b) the number of full years the participant was employed by the company divided by the greater of (i) 20 or (ii) the number of full years the participant would have been employed if he had been employed by the company from his hire date through attainment of age 65 (which quotient shall not exceed 1.0). In the event that the participant’s benefits commence after he turns 65 years old, the participant’s benefit as otherwise computed under the SERP shall be adjusted for the time value of money (interest only) from age 65 to his age at actual retirement. If the participant has a beneficiary (the existence of a beneficiary is determined at the time the benefits commence), the benefits will be in the form of a joint and 100% contingent annuitant benefit, which is the actuarial equivalent of the participant’s life-only benefit. If a participant separates from service to our company prior to the age of 65 and has achieved 10 years of service to us, certain reduced early retirement benefits may be available. All of the named executive officers eligible to participate in the SERP have already achieved 10 years of service to us, but none are 65 or older. Payments under the SERP are subject to a deduction for social security and other offset amounts.

The present value of the accumulated benefits for each of the executive officers in the table below is based upon the following: (a) in determining the number of years of credited service at retirement age, the retirement age is 57 – 65 years old; (b) the annual retirement payment is 50% of the executive’s current compensation; (c) the discount rate is 2.89% and (d) the Pri-2012 White Collar Mortality table postretirement with MP-2020 projection table applied on a fully generational basis were used to determine life expectancy after retirement date. A further discussion of the assumptions used in calculating the amounts shown in the table below can be found in Note 14 to our audited consolidated financial statements for the year ended June 24, 2021, included in our Annual Report on Form 10-K filed with the Commission on August 18, 2021.

Pension Benefits Table for Fiscal Year 2021

Name & Position(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Jeffrey T. Sanfilippo, CEO	Supplemental Retirement Plan	30	$7,093,440	$0
Michael J. Valentine, CFO	Supplemental Retirement Plan	34	$8,458,997	$0
Jasper B. Sanfilippo, Jr., COO	Supplemental Retirement Plan	30	$5,199,349	$0

(1)	Frank S. Pellegrino and Shayn E. Wallace are not participants in our company’s SERP.
(2)

This column reflects the actual number of years of service to our company by each of the executive officers listed. It is our company’s policy not to credit extra years of service to SERP participants.

Grants of Plan-Based Awards

Our company’s plan-based awards for certain executives, including the named executive officers, consist of equity-based awards and non-equity incentive compensation payments under our SVA Plan. The following table provides fiscal 2021 information for the named executive officers’ equity based awards under our Omnibus Plan and potential non-equity incentive compensation payments under our SVA Plan. With respect to awards of RSUs under our company’s Omnibus Plan, the table below includes the grant date of each award, the number of RSUs granted, the fair value at the date of grant and the resulting grant date fair value of the RSUs.

Grants of Plan-Based Awards for Fiscal Year 2021

	Grant Date(1)	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Equity Based Awards: Number of Units	Grant Date Fair Value ($/Share)	Grant Date Fair Value of Equity Based Awards(3)
Name			Threshold $	Target $	Maximum $
Jeffrey T. Sanfilippo	11/11/2020	10/28/2020	—	—	—	5,212	$67.27	$350,611
	8/19/2020	—	—	$753,115	$1,506,230

Michael J. Valentine	11/11/2020	10/28/2020	—	—	—	5,212	$73.62	$383,707
	8/19/2020	—	—	$753,115	$1,506,230

Jasper B. Sanfilippo, Jr.	11/11/2020	10/28/2020	—	—	—	5,212	$67.27	$350,611
	8/19/2020	—	—	$753,115	$1,506,230

Frank S. Pellegrino	11/11/2020	10/28/2020	—	—	—	2,411	$67.27	$162,188
	8/19/2020	—	—	$257,482	$514,963

Shayn E. Wallace	11/11/2020	10/28/2020	—	—	—	2,411	$67.27	$162,188
	8/19/2020	—	—	$256,067	$512,135

(1)	The November 11, 2020 equity awards (RSUs) were granted under the Omnibus Plan. The August 19, 2020 awards (non-equity incentive compensation payments) were granted under the SVA Plan.
(2)

This column shows both the target and maximum for fiscal 2021 under our company’s SVA Plan. The amounts in this column are based on the participant’s fiscal 2021 salary earned, the applicable Target Salary Percentage and the applicable performance level under the SVA Plan. The SVA Plan payments are based on SVA, which is the year-to-year improvement in our net operating profit after taxes minus a capital charge. The maximum payout pursuant to the SVA Plan is an SVA Improvement Multiple of 2x. The actual SVA multiple for fiscal 2021 was 1.74x. See “Compensation Discussion and Analysis—Overview of Fiscal 2021 Executive Compensation Program—Sanfilippo Value-Added Plan” for more information about our SVA Plan.

(3)

The amounts shown in this column represent the grant date fair value of each equity award (all RSUs) calculated in accordance with FASB ASC Topic 718. The Compensation and Human Resources Committee approved the grant date as the 10th business day following the date the Compensation and Human Resources Committee’s approval of the grant. These dates were chosen for administrative, compliance and governance purposes. The Compensation and Human Resources Committee reviews and approves the granting of RSUs under the Omnibus Plan at its meeting at or around the annual meeting of stockholders.

Outstanding Equity Awards

The following table provides information on outstanding equity-based awards held by the named executive officers as of June 24, 2021. For RSUs, the table shows the number of RSUs that have not vested and their market value.

Outstanding Equity Awards at Fiscal Year End 2021

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested(1)	Market Value of Units That Have Not Vested(2)
Jeffrey T. Sanfilippo	—	—	—	—	13,550	$1,197,820
Michael J. Valentine	—	—	—	—	13,550	$1,197,820
Jasper B. Sanfilippo, Jr.	—	—	—	—	13,550	$1,197,820
Frank S. Pellegrino	—	—	—	—	6,259	$553,296
Shayn E. Wallace	—	—	—	—	5,189	$458,708

(1)

Each member of the Management Team was granted 5,212 RSUs in fiscal 2021, 3,238 RSUs in fiscal 2020, and 5,100 RSUs in fiscal 2019. Frank S. Pellegrino and Shayn E. Wallace were each granted 2,411 RSUs in fiscal 2021, 1,494 RSUs in fiscal 2020 and 2,354 and 1,284 RSUs, respectively, in fiscal 2019. The Compensation and Human Resources Committee approved the fiscal 2021 RSU grants on October 28, 2020, with a grant date of November 11, 2020. The Compensation and Human Resources Committee approved the fiscal 2020 RSU grants on October 30, 2019, with a grant date of November 13, 2019. The Compensation and Human Resources Committee approved the fiscal 2019 RSU grants on November 1, 2018, with a grant date of November 15, 2018. All RSUs granted to employees vest in accordance with the provisions in the Omnibus Plan and generally are scheduled to fully vest three years from the grant date.

(2)	The amounts shown in this column reflect the value of outstanding RSUs at June 24, 2021. The closing price of our Common Stock was $88.40 at June 24, 2021.

Option Exercises and Stock Vested During Fiscal 2021

The following table provides information on stock options that were exercised and stock awards that vested during the fiscal year ended June 24, 2021 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Shares Acquired on Vesting ($)(1)
Jeffrey T. Sanfilippo	—	$—	5,435	$421,484
Michael J. Valentine	—	$—	5,435	$421,484
Jasper B. Sanfilippo, Jr.	—	$—	5,435	$421,484
Frank S. Pellegrino	—	$—	2,508	$194,495
Shayn E. Wallace	—	$—	—	$—

(1)

Represents awards of RSUs that vested on November 16, 2020, the third anniversary of the grant date of the award. The closing price of our Common Stock on November 16, 2020, the trading day immediately preceding the aforementioned vesting date, was $77.55.

Other SERP Payments

Under the SERP, for amounts which appear in the Pension Benefits Table for Fiscal Year 2021 above, the SERP Participants may receive post-employment payments at the termination of their employment with us by reasons including, other than for “cause” (as defined in the SERP), retirement, disability or death and if the participant has at least five years of employment with our company. Upon a termination for cause, all benefit rights under the SERP will terminate and be forfeited. Pursuant to the terms of the SERP, the employment of a participant shall be deemed to have been terminated for cause by our company if a participant has: (a) engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; (b) willfully refused (except by reason of incapacity due to accident or illness) to perform substantially all of his duties, provided that such refusal shall have resulted in demonstrable material injury to our company or its subsidiaries; or (c) willfully engaged in gross misconduct materially injurious to our company. If a SERP Participant separates from our company on or after the age of 65 (other than for cause), that SERP Participant will receive the full benefit under the formula described before the Pension Benefits Table for Fiscal Year 2021.

If a SERP Participant separates from our company before the age of 65 (other than for cause), has attained the age of 55 and has been credited with at least 10 years of employment at the time of termination of employment, that SERP Participant will receive the actuarial equivalent of the age 65 benefit, to be paid as soon as feasible on or after the participant’s attainment of the age of 55.

Assuming that each of the SERP Participants separated their service from our company on June 24, 2021, each would receive the following monthly payment to be paid throughout the SERP Participant’s life:

•	Jeffrey T. Sanfilippo: $29,139

•	Michael J. Valentine: $40,566

•	Jasper B. Sanfilippo, Jr.: $20,390(1)

(1)	Participant’s monthly payment would not commence until he reaches the age of 55.

If a SERP Participant separates from our company before age 65 and has not been credited with at least 10 years of employment, that SERP Participant’s benefits may not commence until the attainment of the age of 65. All SERP Participants have already been credited with at least 10 years of employment to our company. As all SERP Participants are deemed “specified employees” under Section 409(A) of the Internal Revenue Code, benefits will not be paid until the date that is six months after the effective date of termination of employment. In the event that termination of employment was the result of long-term disability, the benefits shall be reduced to the extent of any benefits received under our company’s long-term disability plan and until such time that benefits under the long-term disability plan cease. If both the participant and the participant’s beneficiary die before the benefits commence, all entitlement to benefits will terminate.

So long as a participant is not terminated for cause and has fulfilled the conditions precedent to payment as described above, a participant is entitled to payment pursuant to the SERP. Other than as described above, there are no material conditions or obligations applicable to the receipt of payments or benefits under the SERP, such as a requirement to enter into non-compete, non-solicitation, non-disparagement or confidentiality agreements.

Equity Awards and SVA—Change in Control and Termination Provisions

The Compensation and Human Resources Committee has granted equity related awards to the named executive officers under our Omnibus Plan. The outstanding awards consist of RSUs granted under the Omnibus Plan in our fiscal 2019, fiscal 2020 and fiscal 2021 years. Below summarizes the treatment in respect of the various outstanding equity awards under the specified circumstances.

•	Voluntary resignation or for cause: all unvested RSUs are forfeited under the Omnibus Plan.

•	Death or disability: all unvested RSUs will vest under the Omnibus Plan.

•

Retirement: all unvested RSUs will vest under the Omnibus Plan if the participant meets the criteria for retirement, as defined, and the participant gives the required notice. Unvested RSUs will vest under the Omnibus Plan on a pro-rata basis if the participant meets the criteria for early retirement and the participant gives the required notice.

•	Change in control: unless the Compensation and Human Resources Committee elects to provide different treatment, all unvested RSUs will vest pro-rata under the Omnibus Plan.

In the event of termination of employment by resignation or for cause, the named executive officers would forfeit their SVA payments and would not receive any compensation. Upon death or disability, retirement or termination of service by the Company other than for cause, the named executive officers would receive their SVA payments on a pro-rata basis. The SVA payment is pro-rated based on the final and actual paid base salary through the date of separation. Upon a change in control, the named executive officers would receive their SVA payments based on the assumption that the target SVA improvement for that plan year had been achieved prior to the change in control, and pro-rating it for the actual number of days in the plan year before the change in control occurred.

Other Equity and SVA Payments—Change in Control

In the event that a change of control of our company occurred on June 24, 2021, our named executive officers would be entitled to the following equity based payments as a result of such officer’s unvested RSUs vesting upon such change in control in accordance with the Omnibus Plan, the following target bonus payments (assuming no Compensation and Human Resources Committee action) as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/24/21	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	7,114	$88.40	$628,878	$1,305,937	$1,934,815
Jasper B. Sanfilippo, Jr.	7,114	$88.40	$628,878	$1,305,937	$1,934,815
Michael J. Valentine	7,114	$88.40	$628,878	$1,305,937	$1,934,815
Frank S. Pellegrino	4,892	$88.40	$432,453	$445,744	$878,197
Shayn E. Wallace	3,971	$88.40	$351,036	$444,202	$795,238

Other Equity and SVA Payments—Other Terminations

In the event of a named executive officer’s death or permanent disability, on June 24, 2021, each named executive officer would be entitled to the following equity based payments for accelerated vesting of RSUs in accordance with the Omnibus Plan, the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/24/21	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	13,550	$88.40	$1,197,820	$1,305,937	$2,503,757
Jasper B. Sanfilippo, Jr.	13,550	$88.40	$1,197,820	$1,305,937	$2,503,757
Michael J. Valentine	13,550	$88.40	$1,197,820	$1,305,937	$2,503,757
Frank S. Pellegrino	6,259	$88.40	$553,296	$445,744	$999,040
Shayn E. Wallace	5,189	$88.40	$458,708	$444,202	$902,910

In the event of a named executive officer’s normal or early retirement, on June 24, 2021, each named executive officer would be entitled to the following payment for accelerated vesting of RSUs (assuming all applicable notices were timely given and the participant is eligible for any retirement treatment), the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/24/21	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	7,114	$88.40	$628,878	$1,305,937	$1,934,815
Jasper B. Sanfilippo, Jr.	—	$88.40	$—	$1,305,937	$1,305,937
Michael J. Valentine	7,114	$88.40	$628,878	$1,305,937	$1,934,815
Frank S. Pellegrino	—	$88.40	$—	$445,744	$445,744
Shayn E. Wallace	—	$88.40	$—	$444,202	$444,202

For all other terminations of service not listed above, including voluntary separation, the named executive officers would forfeit their SVA payments and would not receive any compensation.

Certain Insurance Policy Arrangements

We provided benefits in the form of paying premiums on certain insurance policies (the “Policies”) that cover the lives of our former Chief Executive Officer, Jasper B. Sanfilippo (deceased), his spouse, and our former President, Mathias A. Valentine (collectively, the “Former Officers”). The Policies were obtained by the Former Officers while they were serving as executive officers of the company. The Policies were previously owned by several trusts created by the Former Officers. On December 31, 2003, the trusts, the Former Officers, their spouses and our company entered into certain Amended and Restated John B. Sanfilippo & Son, Inc. Split-Dollar Insurance Agreements, which assigned the Policies to our company. As a result of this assignment, our company received all incidents and benefits of ownership in the Policies, including all rights to the accumulated cash surrender values of the Policies, and has undertaken the obligation to pay the premiums due on such policies. Upon the death of both the insured and their spouse, the company is entitled to receive reimbursement of all premiums paid by the company, and the trusts created by the Former Officers are entitled to receive any remaining death benefit. In fiscal 2021, the company paid insurance premiums of approximately $56,000 in respect of such split-dollar policies.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, our company is providing information about the relationship of the annual total compensation of our median employee and the annual compensation of our Chief Executive Officer during fiscal 2021. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee, payroll data was collected for all employees, whether employed on a full-time, part-time, or seasonal basis, as of June 24, 2021, excluding the CEO. We used total W-2 compensation as we believe the use of W-2 compensation for all employees is a consistently applied compensation measure. Using this methodology, we determined that our median employee is a non-exempt, full-time hourly employee with an annual total compensation of $52,980 for fiscal 2021, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The annual total compensation of our CEO for fiscal 2021, as reported in the Summary Compensation Table included earlier in this proxy statement, was $3,515,050.

On the basis of the information set forth above, for fiscal 2021 the estimated ratio of the annual compensation of Mr. Jeffrey T. Sanfilippo to the annual compensation of our median employee was 66 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records, the compensation for our CEO as set forth in the Summary Compensation Table, and the methodologies described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee reviews and approves the salaries, equity grants, incentive compensation (such as the SVA Plan) and other compensation of executive officers and Outside Directors. The duties and procedures of the Compensation and Human Resources Committee are explained in greater detail in the “Compensation and Human Resources Committee” subsection of the “Corporate Governance” section and the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e)(5) of Regulation S-K.

Respectfully submitted by all of the members of the Compensation and Human Resources Committee of the Board of Directors.

Ellen C. Taaffe, Chairperson

Governor Jim Edgar

Pamela Forbes Lieberman

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 7, 2021, except where otherwise indicated in the footnotes, with respect to the beneficial ownership of Common Stock and Class A Stock by (a) each individual, group, or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors and nominees for election as a director, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement and our internal records. Except where otherwise indicated in the footnotes to this table, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123-7820.

Name	No. of Shares of Common Stock(1)	% of Outstanding Shares of Common Stock	No. of Shares of Class A Stock(1)(2)	% of Outstanding Shares of Class A Stock	% of Outstanding Votes on Matters Other than Election of Directors
Jeffrey T. Sanfilippo(3)+-	—	—	104,635	4.0	3.0
Jasper B. Sanfilippo, Jr.(3)+-	1,764	*	1,449,829	55.8	41.6
Lisa A. Sanfilippo(3) +	2,938	*	82,781	3.2	2.4
John E. Sanfilippo(3) +	2,246	*	122,787	4.7	3.5
James J. Sanfilippo(3)+	6,245	*	1,358,127	52.3	39.0

Total Sanfilippo Group(3)	13,193	*	1,768,496	68.1	50.8
Michael J. Valentine(4)+-	29,822	*	828,930	31.9	23.9

Total Valentine Group(5)	29,822	*	828,930	31.9	23.9
Mathias A. Valentine(6)+	16,750	*	—	—	*
James A. Valentine(7)	6,304	*	—	—	*
Frank S. Pellegrino(8)-	12,315	*	—	—	*
Governor Jim Edgar(9)+	22,360	*	—	—	*
Shayn Wallace(10)-	—	—	—	—	—
Ellen C. Taaffe(11)+	10,078	*	—	—	*
Pamela Forbes Lieberman(12) +	1,029	*	—	—	*
Mercedes Romero(13)	—	—	—	—	—
BlackRock, Inc.(14)	1,486,654	16.8	—	—	4.3
The Vanguard Group, Inc.(15)	803,230	9.1	—	—	2.3
Royce Investment Partners(16)	614,494	6.9	—	—	1.8
All directors and executive officers as a group (14 persons)(17)	111,851	1.3	2,597,426	100	74.8

+	Denotes director.
-	Denotes named executive officer.
*	Less than one percent (1%).
(1)

Except as otherwise indicated below, for purposes of the table above, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder’s percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options that are exercisable or the conversion of RSUs that are vested on or within 60 days of September 7, 2021, are included.

(2)

Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo (deceased) or Mathias A. Valentine, (b) a spouse or lineal descendant of Jasper B. Sanfilippo (deceased) or Mathias A. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) John B. Sanfilippo & Son, Inc., or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the “Permitted Transferees”), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.
(3)

On June 21, 2004, a Schedule 13D was filed jointly by the members of the Sanfilippo family referenced in the above beneficial ownership table (the “Sanfilippo Group”). Amendments to the Schedule 13D were filed on March 21, 2007, January 16, 2008, September 10, 2009, April 27, 2012, and September 13, 2018. The Sanfilippo Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Except as expressly set forth in the Schedule 13D, each member of the Sanfilippo Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Sanfilippo Group.

The members of the Sanfilippo Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock, 10,697 shares of Common Stock, and 2,496 RSUs that are convertible to 2,496 shares of Common Stock on or within 60 days of September 7, 2021, which includes 68.1% of the total outstanding shares of Class A Stock. The Sanfilippo Group would own 16.7% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Valentine Group has not converted any of their Class A shares to Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Sanfilippo Group has or shares 50.8% of the total outstanding voting power of our common equity, calculated by using 10 votes per share of Class A Stock and assuming that the applicable shares of Class A Stock are not converted into Common Stock. For additional information about our company’s status as a “controlled company” under Nasdaq rules, see “Corporate Governance—Independence of the Board of Directors” above.

The beneficial ownership of the Sanfilippo Group is as follows:

Jeffrey T. Sanfilippo: The beneficial ownership of Jeffrey T. Sanfilippo includes (a) 21,856 shares of Class A Stock held directly by Jeffrey T. Sanfilippo, (b) 50,170 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006, and (c) 32,609 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Trust, dated October 4, 1991. 50,170 shares of Class A Stock in the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006 and 32,609 shares of Class A Stock in the Jeffrey T. Sanfilippo Trust, dated October 4, 1991 have been pledged to financial institutions.

Jasper B. Sanfilippo, Jr.: The beneficial ownership of Jasper B. Sanfilippo, Jr. includes (a) 1,349,663 shares of Class A Stock held as co-trustee of the Sanfilippo Family GST Trust, dated May 10, 2017, (b) 11,856 shares of Class A Stock held directly by Jasper B. Sanfilippo, Jr., (c) 55,701 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006, (d) 32,609 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo, Jr. Trust, dated September 23, 1991, (e) 882 shares of Common Stock held as trustee of the Sanfilippo GC Tallon Trust and (f) 882 shares of Common Stock held as trustee of the Sanfilippo GC Edward Trust. As co-trustee, Jasper B. Sanfilippo, Jr. shares voting and dispositive power over the 1,349,663 shares of Class A Stock held in the Sanfilippo Family GST Trust, dated May 10, 2017. 1,099,663 shares of Class A Stock in the Sanfilippo Family GST Trust, dated May 10, 2017, 55,701 shares of Class A Stock in the Jasper B. Sanfilippo Jr. Irrevocable Trust, dated October 6, 2006 and 11,856 shares of Class A Stock in the Jasper B. Sanfilippo, Jr. Trust, dated September 23, 1991 have been pledged to financial institutions.

Lisa A. Sanfilippo: The beneficial ownership of Lisa A. Sanfilippo includes (a) 438 RSUs that are convertible to 438 shares of Common Stock on or within 60 days of September 7, 2021, (b) 50,172 shares of Class A Stock held as trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006, (c) 32,609 shares of Class A Stock held as trustee of the Lisa Ann Sanfilippo Trust, dated October 4, 1991, (d) 517 shares of Common Stock held as trustee of the Sanfilippo GC William Trust, (e) 722 shares of Common Stock held as trustee of the Sanfilippo GC Nicholas Trust, (f) 516 shares of Common Stock held as trustee of the Sanfilippo GC Danielle Trust and (g) 745 shares of Common Stock held as trustee of the Sanfilippo GC Allison Trust. 32,609 shares of Class A Stock in the Lisa Ann Sanfilippo Trust, dated October 4, 1991 have been pledged to financial institutions.

John E. Sanfilippo: The beneficial ownership of John E. Sanfilippo includes (a) 1,029 RSUs that are convertible to 1,029 shares of Common Stock on or within 60 days of September 7, 2021, (b) 40,008 shares of Class A Stock held directly by John E. Sanfilippo, (c) 50,170 shares of Class A Stock held as trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006, (d) 32,609 shares of Class A Stock held as trustee of the John E. Sanfilippo Trust, dated October 2, 1991, (e) 882 shares of Common Stock held as trustee of the Sanfilippo GC John Trust and (f) 335 shares of Common Stock held as trustee of the Sanfilippo GC Jasper L. Trust. 40,008 shares of Class A Stock held directly by John E. Sanfilippo have been pledged to financial institutions.

James J. Sanfilippo: The beneficial ownership of James J. Sanfilippo includes (a) 1,029 RSUs that are convertible to 1,029 shares of Common Stock on or within 60 days of September 7, 2021, (b) 8,464 shares of Class A Stock held directly by James J. Sanfilippo, (c) 1,349,663 shares of Class A Stock held as co-trustee of the Sanfilippo Family GST Trust, dated May 10, 2017, (d) 670 shares of Common Stock held as trustee of the Sanfilippo GC Jaclyn Trust, (e) 882 shares of Common Stock held as trustee of the Sanfilippo GC Enzo Trust, (f) 882 shares of Common Stock held as trustee of the Sanfilippo GC Jasper J. Trust, (g) 882 shares of Common Stock held as trustee of the Sanfilippo GC James Trust, (h) 321 shares of Common Stock held as trustee of the Sanfilippo GC Grace Trust and (i) 882 shares of Common Stock held as trustee of the Sanfilippo GC Caroline Trust. As co-trustee, James J. Sanfilippo shares voting and dispositive power over the 1,349,663 shares of Class A Stock held in the Sanfilippo Family GST Trust, dated May 10, 2017. 1,099,663 shares of Class A Stock in the Sanfilippo Family GST Trust, dated May 10, 2017 have been pledged to financial institutions.

Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., Lisa A. Sanfilippo and John E. Sanfilippo, as trustees of each of their aforementioned trusts dated October 6, 2006, are also the sole beneficiaries under each of their respective trusts.

The beneficiaries of the Sanfilippo Family GST Trust, dated May 10, 2017 are the descendants of Marian Sanfilippo, as grantor, which include James J. Sanfilippo and Jasper B. Sanfilippo, Jr., who together are the trustees of that trust, and Jeffrey T. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo.

The information set forth in the table above and in the accompanying footnotes with respect to Lisa A. Sanfilippo, John E. Sanfilippo and James J. Sanfilippo is based solely on the Schedule 13D filed by the Sanfilippo Group, as amended on September 3, 2018, as well as supplemental information provided to our company by the members of the Sanfilippo Group.

(4)

Includes 828,930 shares of Class A Stock held as trustee of the following three trusts: the Trust for Michael J. Valentine, dated May 26, 1991, the Trust for James A. Valentine, dated May 26, 1991, and the Trust for Mary Jo Carroll, dated May 26, 1991, each of which owns 276,310 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and director of our company, and James A. Valentine, an executive officer of our company. Includes 29,822 shares of Common Stock held directly by Michael J. Valentine.

(5)

Michael J. Valentine and Mathias A. Valentine formed a group as reflected by the Schedule 13D filed on April 27, 2012. However, as disclosed on a Schedule 13D filed on September 10, 2021 Mathias A. Valentine was no longer a member of the Valentine Group and Mr. Michael J. Valentine is the only member of the Valentine Group. The total beneficial ownership of the group consists of (a) 828,930 shares of Class A Stock, and (b) 29,822 shares of Common Stock, which represents 31.9% of the issued and outstanding Class A Stock, and 8.8% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Sanfilippo Group has not converted any of their Class A shares to Common Stock.

Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 23.9%. In addition, the Valentine Group directly controls 23.9% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock and are calculated using 10 votes per share of Class A Stock.

(6)	Includes 11,721 shares of Common Stock held directly by Mathias A. Valentine and 5,029 RSUs that are convertible to 5,029 shares of Common Stock on or within 60 days of September 7, 2021.
(7)

Includes 6,304 shares of Common Stock held directly by James A. Valentine. Excludes 276,310 shares of Class A Stock held as trustee by Michael J. Valentine, an executive officer and director of our company.

(8)	Includes 12,315 shares of Common Stock held directly by Frank S. Pellegrino.
(9)	Includes 21,663 RSUs that are convertible to 21,663 shares of Common Stock on or within 60 days of September 7, 2021.
(10)	Includes 0 shares of Common Stock held directly by Shayn Wallace.
(11)	Includes 10,078 RSUs that are convertible to 10,078 shares of Common Stock on or within 60 days of September 7, 2021.
(12)	Includes 1,029 RSUs that are convertible to 1,029 shares of Common Stock on or within 60 days of September 7, 2021.
(13)	Mercedes Romero is a nominee for director.
(14)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2021, filed by BlackRock, Inc. on August 11, 2021. The mailing address of BlackRock, Inc. is: 55 East 52nd Street New York, NY 10055.

(15)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2021, filed by The Vanguard Group Inc. on August 13, 2021. The mailing address of The Vanguard Group Inc. is: PO Box 2600 V26, Valley Forge, PA 19482-2600.

(16)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2021, filed by Royce & Associates LP on August 6, 2021. The mailing address of Royce & Associates LP is: 745 Fifth Avenue, New York, NY 10151.

(17)	Includes 40,295 RSUs that are convertible to 40,295 shares of Common Stock on or within 60 days of September 7, 2021 (including the RSUs referred to in footnotes 3, 5, 10, 11, 12 and 13).

Pledging of Shares

The members of the Sanfilippo Group (Jeffrey T. Sanfilippo, Jasper B. Sanfilippo Jr., Lisa A. Sanfilippo, John E. Sanfilippo and James J. Sanfilippo) have, from time to time, pledged their Class A Stock, which they either directly or beneficially own, to various financial institutions. All of the stock so pledged has been indirect by various family trusts, rather than directly by an individual director or officer, except as noted below.

Currently, 1,099,663 shares of Class A Stock in the Sanfilippo Family GST Trust, dated May 10, 2017 have been pledged to financial institutions. Also, 40,008 shares of Class A Stock held directly by John E. Sanfilippo have been pledged to financial institutions. In addition, 32,609 shares of Class A Stock in the Lisa Ann Sanfilippo Trust, dated October 4, 1991 have been pledged to financial institutions. In addition, 55,701 shares of Class A Stock in the Jasper B. Sanfilippo Jr. Irrevocable Trust, dated October 6, 2006, and 11,856 shares of Class A Stock in the Jasper B. Sanfilippo, Jr. Trust, dated September 23, 1991 have been pledged to financial institutions. Finally, 50,170 shares of Class A Stock in the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006, and 32,609 shares of Class A Stock in the Jeffrey T. Sanfilippo Trust, dated October 4, 1991 have been pledged to financial institutions. If certain members of the Sanfilippo Group default on any of their obligations under any pledge agreements, the related loan documents or any other arrangement pursuant to which they have pledged their shares, the other parties to the agreements may have the right to foreclose upon and sell the pledged shares. Such a sale could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. As noted above under “Corporate Governance—Board Meetings and Committees—Audit Committee,” the Company’s Audit Committee regularly receives information regarding the pledging of shares of Class A Stock, considers whether the pledge is by trust or by a director or officer, and evaluates any risk related to such pledges. Holders of Class A Stock have agreed to provide any information regarding changes in their pledging activities or arrangements to the Audit Committee to assist in risk oversight.

REVIEW OF RELATED PARTY TRANSACTIONS

Our company has adopted a formal written policy governing the review and approval of related person transactions. Our related person transaction policy (the “RPT Policy”) covers transactions between the company and related persons. The RPT Policy defines a related person as (a) any executive officer or director of the company, (b) any nominee for election as a director of the company, (c) any beneficial owner of more than five percent of the voting securities of the company, (d) any immediate family member of any of the foregoing persons or (e) any entity in which any of the foregoing persons has or will have a direct or indirect material interest. The RPT Policy requires the Audit Committee, subject to certain exceptions, to review and approve each related person transaction, which is any financial or other transaction, arrangement or relationship in which the company is a participant and any related person will have a direct or indirect interest. The RPT Policy sets forth procedures which the Audit Committee follows in connection with approving recurring transactions where the company is purchasing goods or services, non-recurring transactions where the company is purchasing goods or services, transactions with related persons where the company is the seller of goods or services and the hiring and compensation of related persons. The Audit Committee will approve or ratify such related person transactions if the transaction is consistent with the best interests of the company and its stockholders, or as otherwise provided therein. The Audit Committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing related person transactions. In addition, our Board of Directors, at its election, may designate a special committee of independent directors to review and approve related person transactions. Our Audit Committee, or any special committee that is so designated, may engage advisors to assist it in making the required evaluation of the terms of the proposed transactions.

Lease Arrangement

Our company currently rents our Selma, Texas, facility from Selma Investments, LLC. Selma Investments, LLC is a related person with the following individuals as members: the Sanfilippo Family GST Trust (25% owner), the Valentine Children Stock Partnership (25% owner), Rosalie Laketa (12 1/2% owner), Rita Zadurski (12 1/2% owner), the Joseph J. Karacic Trust (8 1/3% owner), the Roseanne E. Christman Trust (8 1/3% owner) and Elaine T. Donovan (8 1/3% owner). We originally acquired the Selma, Texas facility in 1992 and sold it to a series of partnerships in 2006, which later became Selma Investments, LLC, and leased back the facility. The sale price of the Selma facility in September 2006, which was based on an appraisal by Joseph J. Blake and Associates, Inc., an independent appraiser, was $14,300,000. The term of the lease was 10 years with three five year renewal options. Our company’s lease payment was fixed at $109,052 per month through the fifth anniversary date. In September 2011, our company’s lease payment was reset to $121,452 per month for an additional five years based on a Consumer Price Index Factor.

In fiscal 2016, the company discussed extending and renegotiating aspects of the Selma lease with Selma Investments, LLC. Through a committee of independent directors, the company engaged a third party appraiser to evaluate the market value and the fair market rent for the Selma property and considered other potential alternatives with respect to the company’s operations at the Selma facility. After evaluating several options, the special committee unanimously approved the company entering into a lease extension with Selma Investments, LLC.

The company exercised two five-year renewal options to extend the lease to September 2026. The terms of the lease extension became effective September 2016 and provided for a decrease in the total rentable square feet, a decrease in rent per square foot and adjustments to the rent per square foot for the second five year renewal option expiring in 2026 (and for the final renewal option, if exercised by our company) based on a Consumer Price Index Factor. Our company’s lease payment was fixed at $103,177 per month through the fifth anniversary date of such lease extension. In September 2021, the first five-year renewal option ended and the base monthly lease amount was reassessed. In accordance with the accompanying increase in the applicable Consumer Price Index Factor, the monthly payments increased to $113,624 beginning in September 2021. In calendar 2021, the Audit Committee reviewed such increase in accordance with our RPT Policy.

The total amount paid under the lease in fiscal 2021 was $1,238,122. Our company has the option to purchase the facility and this option is irrevocable through any of the renewal periods. The purchase price would be the greater of $14,300,000 or 95% of the fair market value of the facility. Our company also has a right of first refusal, allowing it to match any offer that may be made on the leased premises from a third party.

Compensation Arrangements

The Compensation and Human Resources Committee (which consists of the same three members as the Audit Committee) has been delegated and reviewed and approved certain compensation (as disclosed in the “Compensation Discussion and Analysis” section above) of Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr. for fiscal 2021. The below compensation arrangements were also approved by our Compensation and Human Resources Committee under our RPT Policy.

During fiscal 2021, we paid compensation to James A. Valentine for his service as Senior Technical Officer of our company. Mr. Valentine’s total compensation for fiscal 2021 was $777,963, including $341,237 of incentive compensation as a participant in the SVA Plan and $162,188 of equity compensation (or 2,411 RSUs overall with a fair value of $67.27 per share) related to an RSU grant with a grant date of November 11, 2020.

OTHER ANNUAL MEETING MATTERS

Annual Report on Form 10-K

Our annual report on Form 10-K for the fiscal year ended June 24, 2021, has been included in the delivery of this Proxy Statement or is available at http://www.proxydocs.com/JBSS. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

We will provide without charge, upon the written request of any stockholder, a copy of our most recent fiscal year’s annual report on Form 10-K, including the financial statements and the financial statement schedules. Such written request should be directed to:

John B. Sanfilippo & Son, Inc.

Stockholder Annual Report Request

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Stockholder Proposals for the 2022 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Internet Notice, proxy statement and form of proxy for presentation at our 2022 annual meeting, the stockholder’s proposal must be received by us at our principal executive offices at 1703 N. Randall Road, Elgin, Illinois 60123-7820 by May 18, 2022. The proposal should be sent to the attention of the Secretary of our company.

If a stockholder intends to present a proposal at the 2022 annual meeting that is not to be included in our company’s proxy materials, the stockholder must comply with the various requirements established in our company’s Bylaws. Among other things, the Bylaws require that the holder of Common Stock submit a written notice to the Secretary of our company at the address in the preceding paragraph not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Thus, any notice by a holder of Common Stock must be received at our principal executive offices no later than the close of business on July 29, 2022, and no earlier than the close of business on June 29, 2022. However, if the annual meeting date is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 27, 2021. This year, we are again following the Commission’s “Notice and Access” rule. Most stockholders of record will receive the Internet Notice in lieu of a printed paper copy of our proxy materials. The Internet Notice provides instructions as to how stockholders can access our proxy statement and annual report online at http://www.proxydocs.com/JBSS, describes matters to be considered at the Annual Meeting, and gives instructions as to how shares can be voted. Stockholders receiving the Internet Notice can request a printed paper copy of the proxy materials by following the instructions set forth in the Internet Notice. Should a stockholder need directions on how to access the virtual Annual Meeting and vote electronically, please call (847) 214-4612.

Proxy Solicitation

The Internet Notice will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including our proxy statement and our annual report, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g. holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice or information from their broker, bank or other holder of record.

Proxies will be solicited from stockholders by telephone, Internet and postal mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone, fax or e-mail, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Internet Notice, proxy materials, or any other soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of the Internet Notice and the preparation and mailings of this Proxy Statement and accompanying materials, and the related proxy solicitation, will be borne by us.

Whether or not a stockholder plans to attend the Annual Meeting and vote electronically, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the meeting and vote electronically. A stockholder who has given a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent proxy so that it is received by 5:00 P.M. Eastern Time on October 26, 2021; or (c) attending the Annual Meeting and voting electronically. Any written notice of revocation should be received by us at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary before the closing of the polls at the Annual Meeting.

Stockholder Change of Address

Stockholders must submit changes to the address and/or title associated with their stock certificates by contacting our transfer agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

1-(800)-937-5449

www.astfinancial.com

We shall not be responsible for the consequences of a stockholder’s failure to provide such updates to our transfer agent, which could include, but are not limited to, loss of shares, non-payment of dividends or non-receipt of proxy solicitation materials.

Other Matters

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Internet Notice and the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

By Order of the Board of Directors

MICHAEL J. VALENTINE
Secretary

Elgin, Illinois

September 10, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: PROXY TABULATOR: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/JBSS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-390-5359 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders For Stockholders as of September 07, 2021 TIME: Wednesday, October 27, 2021 10:00 A.M. Central Time PLACE: Via a live audio-only webcast at www.proxydocs.com/JBSS. There is no physical location for the 2021 Annual Meeting. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held live via the Internet (please visit www.proxydocs.com/JBSS for more details) on Wednesday, October 27, 2021 at 10:00 A.M. Central Time, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. PROPOSAL The below directors have been nominated by the holders of Class A Common Stock: 1. Election of Directors BOARD OF DIRECTORS YOUR VOTE RECOMMENDS 01 James J. Sanfilippo FOR WITHHOLD FOR ALL 02 Jasper B. Sanfilippo, Jr. ALL ALL EXCEPT* FOR ALL 03 Jeffrey T. Sanfilippo 04 John E. Sanfilippo *To withhold authority to vote for any nominee(s), mark the box “FOR ALL EXCEPT” and write the number(s) of the 05 Lisa A. Sanfilippo nominee(s) below: 06 James A. Valentine 07 Michael J. Valentine #P8# #P8# FOR AGAINST ABSTAIN 2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our FOR Independent Registered Public Accounting Firm for the 2022 fiscal year. 3. Advisory vote to approve executive compensation. FOR Note: Upon such other matters as may properly come before the Annual Meeting: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. TO attend the Annual Meeting of John B. Sanfilippo & Son, Inc., please visit www.proxydocs.com/JBSS for virtual meeting registration details. Authorized Signatures—This section must be executed and completed. Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority after signature. Corporations must provide full name of corporation and title of authorized officer signing the proxy after signature Signature (and Title if applicable) Date Signature (if held jointly) Date

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/JBSS • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-390-5359 Use any touch-tone telephone Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided PROXY TABULATOR: P.O. BOX 8016, CARY, NC 27512-9903 John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders For Stockholders as of September 07, 2021 TIME: Wednesday, October 27, 2021 10:00 A.M. Central Time PLACE: Via a live audio-only webcast at www.proxydocs.com/JBSS. There is no physical location for the 2021 Annual Meeting. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held live via the Internet (please visit www.proxydocs.com/JBSS for more details) on Wednesday, October 27, 2021 at 10:00 A.M. Central Time, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. BOARD OF DIRECTORS YOUR VOTE RECOMMENDS PROPOSAL FOR WITHHOLD FOR ALL 1. Election of Directors ALL ALL EXCEPT* FOR ALL 01 Pamela Forbes Lieberman *To withhold authority to vote for any nominee(s), mark 02 Mercedes Romero the box “FOR ALL EXCEPT” and write the number(s) of the nominee(s) below: 03 Ellen C. Taaffe FOR AGAINST ABSTAIN 2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our FOR Independent Registered Public Accounting Firm for the 2022 fiscal year. #P5# #P5# #P5# 3. Advisory vote to approve executive compensation. FOR #P6# #P6# #P5# #P6# #P5# Note: Upon such other matters as may properly come before the Annual Meeting: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. TO attend the Annual Meeting of John B. Sanfilippo & Son, Inc., please visit www.proxydocs.com/JBSS for virtual meeting registration details. Authorized Signatures—This section must be executed and completed. Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority after signature. Corporations must provide full name of corporation and title of authorized officer signing the proxy after signature. Signature (and Title if applicable) Date Signature (if held jointly) Date